Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUMTOTAL SYSTEMS, INC.,

PATHLORE SOFTWARE CORPORATION,

GALAXY ACQUISITION CORPORATION,

JAMES COLLIS, AS STOCKHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of September 19, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

Exhibit A	Pathlore Support Stockholders

Exhibit B	Support Stockholder Merger Written Consent

Exhibit C	Enumerated Employees

Exhibit D	Affiliate Stockholders

Exhibit E	Registration Rights Agreement

Exhibit F	Confidentiality Agreement

Exhibit G	Form of Affiliate Agreement

Exhibit H	Merger Written Consent

Exhibit I	Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

Exhibit J	Form of Legal Opinion of Kirkland & Ellis LLP

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AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 19, 2005, by and among SumTotal Systems, Inc., a Delaware corporation (“SumTotal”), Pathlore Software Corporation, a Delaware corporation (“Pathlore”), Galaxy Acquisition Corporation, a Delaware corporation (“Merger Sub”), as to Sections 1.7(e) and 7.3(h) only, James Collis, as Stockholder Representative and as to Section 7.3 only, U.S. Bank National Association, as Escrow Agent, and amends and restates that prior Agreement and Plan of Merger, dated August 3, 2005, by and among SumTotal, Merger Sub, Pathlore, the Stockholder Representative and the Escrow Agent (the “Prior Agreement”), and the Prior Agreement is hereby superseded in its entirety. Unless otherwise expressly indicated, references to “the date of this Agreement,” “the date hereof” and terms of similar import shall refer to the date of the Prior Agreement. Capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article IX hereof.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), SumTotal, Merger Sub and Pathlore will enter into a business combination pursuant to which Merger Sub will be merged into Pathlore (the “First Merger”) and, as part of the same overall transaction, the surviving entity of the First Merger will be merged with and into SumTotal (the “Second Merger”). Upon consummation of the Second Merger, Pathlore will cease to exist and SumTotal will continue as the surviving entity.

B. The SumTotal Board (i) has determined that the Mergers and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of SumTotal and fair to, advisable and in the best interests of, SumTotal and its stockholders and (ii) has unanimously approved this Agreement, the Mergers, and the other transactions contemplated by this Agreement.

C. The Pathlore Board (i) has determined that the First Merger and the transactions contemplated thereby are fair to, advisable and in the best interests of, Pathlore and its stockholders, (ii) has unanimously approved this Agreement, the First Merger and the other transactions contemplated by this Agreement (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger) and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the First Merger by the Pathlore Stockholders.

D. As a result of the Mergers, among other things, (i) all of the issued and outstanding Pathlore Capital Stock shall be converted into the right to receive the consideration as set forth herein and (ii) all issued and outstanding Pathlore Options, if not exercised prior to the effective time of the First Merger, will be terminated.

E. A portion of the consideration otherwise payable by SumTotal in connection with the First Merger shall be placed in escrow by SumTotal, and the release of such amount shall occur upon the terms and conditions, all as set forth in Article VII of this Agreement.

F. Promptly after the execution and delivery of this Merger Agreement, Pathlore shall submit to each of the persons and entities identified in Exhibit A (the “Pathlore Support Stockholders”) an irrevocable written consent to SumTotal substantially in the form attached hereto as Exhibit B (the “Support Stockholder Merger Written Consent”), which Support Stockholder Merger Written Consent shall when executed (i) become effective without any action on the part of SumTotal, Merger Sub, Pathlore or the Pathlore Support Stockholders immediately upon the issuance of the California Permit and (ii) include and constitute the irrevocable approval of the Pathlore Support Stockholders of (A) the Pathlore Voting Proposal; (B) the escrow and indemnification obligations of the Pathlore Stockholders set forth in Article VII hereof and the deposit of Merger Shares and Merger Cash equal to the Escrow Amount in to the Escrow Fund; (C) the appointment of James Collis as the Stockholder Representative and (D) the deposit and use of the Expense Reimbursement Amount. The Support Stockholder Merger Written Consents shall terminate, if at all, upon the termination of the Agreement in accordance with Section 8.1 hereof.

G. Concurrently with the execution of this Agreement, and as a material inducement to SumTotal’s willingness to enter into this Agreement, each of the individuals identified in Exhibit C (the “Enumerated Employees”) are executing agreements with SumTotal (each a “Employee Severance Agreement”) together with a Proprietary Information and Invention Assignment Agreement in favor of SumTotal, in each case effective upon the Closing.

H. Concurrently with the execution of this Agreement, and as a material inducement to Pathlore’s willingness to enter into this Agreement, SumTotal and each of the individuals identified in Exhibit D (the “Affiliate Stockholders”) are executing (or will execute on or before the Closing Date) a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE PLAN OF MERGER

1.1 The Mergers.

(a) First Merger. At the effective time of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into Pathlore, the separate existence of Merger Sub shall thereupon cease and Pathlore shall continue as the surviving entity and as a wholly owned subsidiary of SumTotal. Pathlore, as the surviving entity after the First Merger is sometimes referred to herein as the “First Merger Surviving Entity.”

(b) Second Merger. As soon as possible after the effective time of the First Merger, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the First Merger Surviving Entity shall be merged with and into SumTotal, the separate existence of the First Merger Surviving Entity shall thereupon cease and SumTotal shall continue as the surviving entity of the Second Merger (the “Second Merger Surviving Entity”). SumTotal, as the surviving entity of the Mergers, is sometimes referred to herein as the “Surviving Entity.” The First Merger and the Second Merger are sometimes referred to herein together as the “Mergers.”

1.2 The Closing. Upon the terms and subject to the conditions set forth in Article VI of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place as promptly as practicable (but in no event later than the second Business Day) after the satisfaction or waiver of the conditions set forth in Article VI of this Agreement or such other date upon which the parties hereto shall mutually agree (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, or such other date, time and/or location upon which the parties hereto shall mutually agree.

1.3 Effective Time. As soon as practicable following the Closing and provided that this Agreement shall not have been terminated pursuant to Article VIII, (a) the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, and (b) SumTotal shall cause the Second Merger to be consummated as soon as possible thereafter on the same Business Day as the filing of the First Certificate of Merger, by filing a certificate of merger with the Secretary of State of the State of Delaware for the Second Merger (the “Second Certificate of Merger”), in each case, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and making all other filings or recordings required under the DGCL. The First Merger shall become effective at the date and time at which the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree. The Second Merger shall become effective at the date and time at which the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Second Certificate of Merger. The effective time of the Mergers is referred to herein as the “Effective Time.”

1.4 General Effects of the Mergers.

(a) First Merger. From and after the effective time of the First Merger, the First Merger shall have all of the effects provided in this Agreement, the First Certificate of Merger and applicable law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the First Merger, all the property, rights, privileges, powers and franchises of Merger Sub and Pathlore, respectively, shall vest in the First

Merger Surviving Entity, and all debts, liabilities and duties of Merger Sub and Pathlore, respectively, shall become the debts, liabilities and duties of the First Merger Surviving Entity.

(b) Second Merger. From and after the effective time of the Second Merger, the Second Merger shall have all of the effects provided in this Agreement, the Second Certificate of Merger and applicable law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the property, rights, privileges, powers and franchises of Pathlore shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of Pathlore shall become the debts, liabilities and duties of the Second Merger Surviving Entity, with the Pathlore Options treated in accordance with Section 5.11(b).

1.5 Certificate of Incorporation and Bylaws of the First Merger Surviving Entity and the Second Merger Surviving Entity.

(a) Certificate of Incorporation of First Merger Surviving Entity. Unless otherwise determined by SumTotal prior to the effective time of the First Merger, as of the effective time of the First Merger, by virtue of the First Merger and without any action on the part of Pathlore or Merger Sub, the Certificate of Incorporation of the First Merger Surviving Entity shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the effective time of the First Merger, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the effective time of the First Merger, the Certificate of Incorporation of the First Merger Surviving Entity shall provide that the name of the First Merger Surviving Entity is “Pathlore Software Corporation.”

(b) Bylaws of First Merger Surviving Entity. Unless otherwise determined by SumTotal prior to the effective time of the First Merger, as of the effective time of the First Merger, by virtue of the First Merger and without any action on the part of Pathlore or Merger Sub, the Bylaws of Merger Sub, as in effect immediately prior to the effective time of the First Merger, shall be the Bylaws of the First Merger Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(c) Certificate of Incorporation of Second Merger Surviving Entity. The Certificate of Incorporation of the Second Merger Surviving Entity shall be the Certificate of Incorporation of SumTotal as in effect immediately prior to the effective time of the Second Merger, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

(d) Bylaws of the Second Merger Surviving Entity. The Bylaws SumTotal, as in effect immediately prior to the effective time of the Second Merger, shall be the Bylaws of the Second Merger Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.6 Directors and Officers.

(a) Directors of First Merger Surviving Entity. Unless otherwise determined by SumTotal prior to the effective time of the First Merger, as of the effective time of the First Merger, by virtue of the First Merger and without any action on the part of Pathlore or Merger Sub, the initial directors of the First Merger Surviving Entity shall be the individuals designated by SumTotal, until their respective successors are duly elected or appointed and qualified.

(b) Officers of First Merger Surviving Entity. Unless otherwise determined by SumTotal prior to the effective time of the First Merger, as of the effective time of the First Merger, by virtue of the First Merger and without any action on the part of Pathlore or Merger Sub, the officers of Merger Sub shall be the officers of the First Merger Surviving Entity, until their respective successors are duly appointed.

1.7 Effect of Mergers on Pathlore Capital Stock. Subject to the terms and conditions of this Agreement, including, without limitation, the escrow provisions set forth in Article VII, as a result of the First Merger and Second Merger, as applicable, and without any action on the part of SumTotal, Merger Sub, Pathlore or the holder of any shares of Pathlore Capital Stock or Pathlore Options, the following shall occur:

(a) Pathlore Series A Preferred Stock. Unless converted to Pathlore Common Stock in accordance with the Pathlore Certificate of Incorporation as in effect immediately prior to the effective time of the First Merger, subject to the provisions of this Section 1.7 and Sections 1.8, 1.9, 1.10 and 1.11, each share of Pathlore Preferred Stock issued and outstanding immediately prior to the effective time of the First Merger (other than Dissenting Shares), by virtue of the First Merger, will be canceled and extinguished and automatically converted into the right to receive:

(i) subject to Section 1.7(e), an amount of cash, without interest, equal to the Pathlore Preferred Per Share Cash Consideration plus the Pathlore Common Per Share Cash Consideration; and

(ii) that number of shares of SumTotal Common Stock equal to the Pathlore Preferred Per Share Stock Consideration plus the Pathlore Per Share Common Stock Amount;

provided, however, that in no event shall the aggregate cash value of the Aggregate Pathlore Preferred Cash Amount and the Aggregate Pathlore Preferred Stock Amount (the “Aggregate Preferred Consideration”) exceed $50,000,000, and in the event the Aggregate Preferred Consideration does exceed $50,000,000, any amounts in excess of $50,000,000 that would otherwise be allocated in respect of the Pathlore Preferred Stock shall be instead allocated in respect of the Pathlore Common Stock on a pro rata basis.

(b) Pathlore Common Stock. Subject to this Section 1.7 and Sections 1.8, 1.9, 1.10 and 1.11, each share of Pathlore Common Stock issued and outstanding immediately prior to the effective time of the First Merger (other than any Dissenting Shares), including shares of

Pathlore Common Stock issued upon conversion of any shares of Pathlore Preferred Stock prior to the effective time of the First Merger and any shares of Pathlore Common Stock to be canceled pursuant to Section 1.7(g), will be canceled and extinguished and automatically converted into the right to receive:

(i) subject to Section 1.7(e), an amount of cash, without interest, equal to the Pathlore Common Per Share Cash Consideration; and

(ii) that number of shares of SumTotal Common Stock equal to the Pathlore Per Share Common Stock Amount (the sum of the cash value of the Pathlore Common Per Share Cash Consideration and the Pathlore Per Share Common Stock Amount to be referred to herein as the “Per Share Common Consideration” and the aggregate Per Share Common Consideration to be referred to herein as the “Aggregate Common Consideration,” with each share of SumTotal Common Stock being valued at $5.15).

(c) Pathlore Options. Notwithstanding anything else to the contrary set forth in this Agreement, at the effective time of the Second Merger, each then unexercised and outstanding Pathlore Option shall be cancelled and extinguished in accordance with the terms of Section 5.11(b) of this Agreement and shall not be assumed by SumTotal by virtue of the Second Merger or otherwise.

(d) Establishment of Escrow Fund. On or promptly after the Effective Time, ten percent (10%) of the Merger Stock Amount (the “Escrow Shares”) and ten percent (10%) of the Merger Cash Amount (the “Escrow Cash” and together with the Escrow Shares, the “Escrow Amount”), will, without any act of any Pathlore Stockholder, and in accordance with the provisions of Section 7.3 hereof, be deposited with the Escrow Agent by SumTotal to secure the obligations set forth in Article VII hereof. Such amount is referred to herein as the “Escrow Fund” and will be governed by the terms of Article VII of this Agreement and shall serve as the sole and exclusive source of payment to and remedy of SumTotal (for any Indemnified Party) in the event of the consummation of the Mergers, except as otherwise provided in Section 7.2(f). Notwithstanding Section 1.7(a), the amount of Merger Consideration payable to any Pathlore Stockholder on the Closing Date will be reduced by such Pathlore Stockholder’s Proportionate Interest in the Escrow Amount.

(e) Stockholder Representative Expense Reimbursement.

(i) On or promptly after the Effective Time, SumTotal shall pay to the Stockholder Representative an amount equal to $250,000 (the “Expense Reimbursement Amount”), which Expense Reimbursement Amount shall be deducted on a pro rata basis from the aggregate of the Pathlore Preferred Per Share Cash Consideration and the Pathlore Common Per Share Cash Consideration based on each Pathlore Stockholder’s Proportionate Interest. For the avoidance of doubt, the Expense Reimbursement Amount constitutes a reduction to the aggregate cash consideration to be received by the Pathlore Stockholders pursuant to the First Merger. The Expense Reimbursement Amount shall be paid to the Stockholder Representative in immediately available funds to an account previously designated by the Stockholder Representative. The

Expense Reimbursement Amount shall by used by the Stockholder Representative solely for the payment of out-of-pocket expenses incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties and obligations hereunder. The Expense Reimbursement Amount shall be available to the Stockholder Representative in addition to any amounts permitted to be paid to the Stockholder Representative pursuant to Section 7.3(h)(ii) of this Agreement. Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party have any rights in or to the Expense Reimbursement Amount.

(ii) Promptly following the distribution of the Escrow Fund pursuant to Section 7.3(b) and resolution of all pending claims identified in any Officer’s Certificate, the remainder of the Expense Reimbursement Amount, if any, shall be distributed by the Stockholder Representative to the Pathlore Stockholders based on each Pathlore Stockholder’s Proportionate Interest in the remaining Expense Reimbursement Amount.

(f) Pathlore Stockholder Consent. The holders of the Pathlore Capital Stock, by virtue of the approval of this Agreement by the Pathlore Stockholders, shall be deemed to have approved and consented to (i) the deposit of the Escrow Amount with the Escrow Agent, (ii) the deposit of the Expense Reimbursement Amount with the Stockholder Representative and (iii) all of the provisions of this Agreement. Any payments from the Escrow Fund in satisfaction of valid indemnification claims, shall be determined pursuant to Article VII of this Agreement.

(g) Cancellation of SumTotal-Owned Stock. Each share of Pathlore Common Stock held by Pathlore or owned by Merger Sub, SumTotal or any direct or indirect wholly owned Subsidiary of Pathlore or of SumTotal immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(h) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the effective time of the First Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Entity. Each stock certificate of Merger Sub evidencing ownership of any such shares of Merger Sub Common Stock shall, as of the effective time of the First Merger, evidence ownership of such shares of Common Stock of the Surviving Entity.

(i) Adjustments. The Aggregate Pathlore Common Stock Amount and Aggregate Pathlore Preferred Stock Amount shall each be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SumTotal Common Stock or Pathlore Common Stock), reorganization, recapitalization, reclassification or other like change with respect to SumTotal Common Stock occurring on or after the date hereof and on or prior to the effective time of the First Merger.

(j) Fractional Shares. No fraction of a share of SumTotal Common Stock or fraction of a cent of Merger Cash will be issued or paid by virtue of the Mergers. Instead, (i) any fraction of a share of SumTotal Common Stock that would otherwise be received by a holder of Pathlore Capital Stock pursuant to Section 1.7(a) shall be aggregated and such holder of Pathlore Capital Stock shall receive, in lieu of such fraction of a share, cash (without interest) in an amount equal to such fractional part of a share of SumTotal Common Stock multiplied by the SumTotal Share Value and (ii) any fraction of a cent of Merger Cash that would otherwise be received by a holder of Pathlore Common Stock pursuant to Section 1.7(a) shall be aggregated and any remaining fraction of a cent will be rounded to the nearest whole cent, with 0.5 being rounded up.

1.8 Dissenting Shares.

(a) If any Pathlore Stockholder entitled to appraisal rights under DGCL with respect to the First Merger has properly exercised and perfected such appraisal rights pursuant to and in accordance with Section 262 of the DGCL, such holder shall, to the extent allowed under Applicable Law, be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Pathlore Stockholder’s Pathlore Capital Stock as provided in Section 262 of the DGCL, provided that such Pathlore Stockholder acts in accordance with and meets all the requirements of Section 262 of the DGCL. Prior to the Closing, SumTotal and Pathlore shall comply, and after the Closing, SumTotal shall comply, with the information delivery and other requirements pursuant to Section 262 of the DGCL and applicable Delaware law.

(b) Notwithstanding any other provision of this Agreement to the contrary, shares of Pathlore Capital Stock that have not been voted for approval of the First Merger and with respect to which such stockholders become entitled to exercise dissenters’ rights in accordance with Section 262 of DGCL (“Dissenting Shares”), will not be converted into or represent a right to receive consideration in connection with the First Merger pursuant to Section 1.7, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.

(c) If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration, without interest thereon, into which such Dissenting Shares would have been converted pursuant to Sections 1.7(a) and (b).

(d) Pathlore will give SumTotal and Merger Sub prompt notice of any written demands or withdrawals of dissenters’ rights with regard to Pathlore Common Stock received prior to the Effective Time, and SumTotal shall have the right to participate in all negotiations and proceedings with respect to any demands for dissenters’ rights. Pathlore agrees that, except with the prior written consent of SumTotal and Merger Sub, or as required under the DGCL, it will not make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to Section 262 of the DGCL, becomes entitled to payment of the fair value of the Dissenting Shares will receive payment therefor (but only after the value therefore has been agreed upon or finally determined pursuant to such provisions).

(e) Any amount paid by SumTotal or the Surviving Entity to any Dissenting Stockholder(s) for Dissenting Shares pursuant to Section 262 of the DGCL in excess of the value such Dissenting Stockholder(s) would have received in the First Merger for such Dissenting Shares (with shares of SumTotal Common Stock valued at the SumTotal Share Value) shall constitute “Excess Payments.” Each of SumTotal and Pathlore agree that the amount of the Excess Payments shall constitute Losses and, without regard for the limitations (but subject to the procedures) set forth in Section 7.2, SumTotal shall be entitled to recover such amount from the Escrow Fund.

1.9 Exchange Procedures; Surrender of Certificates.

(a) Exchange Agent. SumTotal’s transfer agent, Mellon Investor Services, shall act as the exchange agent for the First Merger (the “Exchange Agent”).

(b) SumTotal to Deposit Escrow Amount. On or promptly after the Effective Time, SumTotal shall deposit into an Escrow Fund the Escrow Amount. The portion of the Escrow Amount attributable to each Pathlore Stockholder shall be determined with reference to the Proportionate Interest of each such Pathlore Stockholder.

(c) SumTotal to Provide SumTotal Common Stock. On or promptly after the Effective Time, SumTotal shall make available to the Exchange Agent for exchange, in accordance with this Article I, certificates representing the shares of SumTotal Common Stock issuable by virtue of the First Merger, and on or within one (1) Business Day following the Closing Date, SumTotal shall initiate the transfer to the Exchange Agent of the cash payable pursuant to Section 1.7 (subject to the escrow and Expense Reimbursement Amount provisions of Section 1.7(d), Section 1.7(e), Section 1.9(b), and Article VII) in exchange for outstanding shares of Pathlore Capital Stock and any dividends or distributions to which holders of shares of Pathlore Capital Stock may be entitled pursuant to Section 1.9(f), such shares and cash to be held by the Exchange Agent in a fund (the “Exchange Fund”) to be distributed in accordance with this Section 1.9.

(d) Exchange Procedures. On or promptly after the Effective Time, SumTotal shall cause the Exchange Agent to deliver to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Pathlore Capital Stock and which shares were converted into the right to receive the applicable consideration set forth in Section 1.7 hereof, (i) a letter of transmittal (which shall be in customary and reasonable form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable consideration set forth in Section 1.7. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore, and SumTotal shall cause the Exchange Agent to pay, such holder’s portion of the Merger Consideration as set forth in Section 1.7 hereof less the portion of (A) the Escrow Amount and (B) the Expense Reimbursement Amount contributed with respect to such holder, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, SumTotal shall deposit the Escrow Amount with the Escrow Agent. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Pathlore Capital

Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely the right to receive the applicable consideration set forth in Section 1.7 hereof.

(e) Expediting of Payments. SumTotal and Pathlore will consult and cooperate with each other prior to the Closing with the aim of expediting payment of the Merger Consideration on or promptly after the Effective Time to the Pathlore Stockholders and into the Escrow Fund.

(f) Distributions With Respect to Interchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to SumTotal Common Stock with a record date after the effective time of the First Merger will be paid to the holders of any unsurrendered Certificates with respect to the shares of SumTotal Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, in exchange therefor, without interest, certificates representing whole shares of SumTotal Common Stock issued, and Merger Cash paid and the amount of any such dividends or other distributions with a record date after the effective time of the First Merger payable with respect to such whole shares of SumTotal Common Stock.

(g) Transfers of Ownership. If certificates representing Merger Shares are to be issued, or Merger Cash is to be paid, in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance and payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to SumTotal or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing Merger Shares and payment of Merger Cash in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of SumTotal or any agent designated by it that such Tax has been paid or is not payable.

(h) Required Withholding. The Exchange Agent, SumTotal or the Surviving Entity, as appropriate, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Pathlore Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(i) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, SumTotal or the Surviving Entity or any party hereto shall be liable to a holder of shares of Pathlore Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six (6) months after the effective time of the First Merger shall, at the request of SumTotal, be delivered to SumTotal or otherwise on the instruction of

SumTotal, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.9 shall after such delivery to SumTotal look only to SumTotal for the shares of SumTotal Common Stock and Merger Cash issuable pursuant to Section 1.7 hereof, cash in lieu of any fractional shares and any dividends or other distributions pursuant to Section 1.9(f) with respect to the shares of Pathlore Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Pathlore Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority shall, to the extent permitted by applicable Laws, become the property of SumTotal, free and clear of any claims or interest of any Person previously entitled thereto.

1.10 No Further Ownership Rights in Pathlore Capital Stock. The Merger Consideration paid pursuant to the First Merger upon the surrender for exchange of shares of Pathlore Capital Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Pathlore Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Pathlore Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Pathlore Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such amount as may be required pursuant to Section 1.7 hereof; provided, however, that SumTotal may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnity against any claim that may be made against SumTotal, the Exchange Agent or the Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed

1.12 Further Action. At and after the Effective Time, the officers and directors of SumTotal and the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Pathlore and the Merger Sub, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Pathlore and the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PATHLORE

As of the date of the Prior Agreement, Pathlore represents and warrants to SumTotal and Merger Sub, subject to the exceptions specifically disclosed in writing in each applicable section and subsection of the disclosure letter supplied by Pathlore to SumTotal (the “Pathlore Schedules”), which exceptions shall only qualify the corresponding sections or subsections, as follows:

2.1 Organization of Pathlore.

(a) Pathlore and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Pathlore.

(b) Pathlore has delivered to SumTotal a true and complete list of all of the Pathlore Subsidiaries, indicating the jurisdiction of incorporation of each Pathlore Subsidiary and Pathlore’s equity interest therein.

(c) Pathlore has delivered or made available to SumTotal a true and correct copy of the Certificate of Incorporation and Bylaws of Pathlore and similar governing instruments of each of the Pathlore Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Pathlore nor any of the Pathlore Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

2.2 Pathlore Capital Structure. The authorized Pathlore Capital Stock consists of 60,000,000 shares of Common Stock, par value $0.01 per share, of which there were 25,558,515 shares issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, 9,174,312 shares of which are designated as Series A Convertible Preferred Stock and are issued or outstanding. All outstanding shares of Pathlore Common Stock and Pathlore Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Pathlore or any agreement or document to which Pathlore is a party or by which it is bound. As of the date hereof, Pathlore had reserved an aggregate of 1,356,516 shares of Pathlore Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Pathlore Option Plans, under which an aggregate of 2,736,000 shares may be granted and under which 1,974,219 have been issued or granted as of the date hereof. All shares of Pathlore Common Stock subject to issuance pursuant to the Pathlore Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable when issued. All issued and outstanding shares of Pathlore Capital Stock, all Pathlore Options, and all Pathlore Warrants were issued in compliance with all applicable federal and state securities laws and all requirements set forth in applicable contract. No shares of the issued and outstanding Pathlore Capital Stock are Restricted. Section 2.2 of the Pathlore

Schedules lists (i) each outstanding Pathlore Option as of the date hereof, the name of the holder of such Pathlore Option, the number of shares subject to such Pathlore Option, the exercise price of such Pathlore Option, whether such Pathlore Option is classified as an “incentive stock option” within the meaning of Section 422 of the Code, the number of shares as to which such Pathlore Option will have vested at such date, the vesting schedule for such Pathlore Option and whether the exercisability of such Pathlore Option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any, and (ii) all Restricted Shares of Pathlore Common Stock, the name of the holder of such stock, the nature of the Restriction relating to such stock, the number of shares each holder owns, the vesting schedule for such shares, and whether such shares will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and the extent of acceleration, if any. As a result of the Mergers, assuming that the Second Merger is consummated and compliance with the terms of the Pathlore Option Plan, SumTotal will be the sole record and beneficial holder of all issued and outstanding Pathlore Capital Stock and no Pathlore Stock Rights shall be existing as of the effective time of the Second Merger.

2.3 Obligations With Respect to Capital Stock. There are no equity securities, partnership interests or similar ownership interests of any class of stock of Pathlore, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Pathlore owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Pathlore, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Pathlore or any of its Subsidiaries is a party or by which it is bound obligating Pathlore or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of Pathlore Capital Stock or any of its Subsidiaries or obligating Pathlore or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except as set forth in Section 2.3 of the Pathlore Schedules, there are no registration rights and, to the Knowledge of Pathlore there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Pathlore or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

2.4 Authority

(a) Pathlore has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby (excluding the Second Merger and the transactions contemplated thereby). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger) have been duly authorized by all necessary corporate action, including, without limitation, unanimous approval of the Board of Directors, including the approval of a majority of the directors elected by the holders of the Pathlore Preferred Stock, on the part of Pathlore, subject only to the approval and adoption of this Agreement and the approval of the First Merger by the Pathlore Stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. Under the DGCL and Pathlore’s Certificate of Incorporation and By-laws, the following votes are required by the Pathlore Stockholders to approve and adopt this Agreement and approve the First Merger: (i) the vote of the holders of at least a majority of the outstanding shares of Pathlore Capital Stock, voting together as a single class, and (ii) the vote of a majority of the directors elected by the holders of the Pathlore Preferred Stock. This Agreement has been duly executed and delivered by Pathlore and, assuming the due authorization, execution and delivery by SumTotal and Merger Sub, constitutes the valid and binding obligation of Pathlore, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Pathlore do not, and the performance of this Agreement by Pathlore will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Pathlore or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the First Merger by the Pathlore Stockholders as contemplated in Section 5.4 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Pathlore or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) subject to compliance with the Polaris Option Plan, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Pathlore’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Pathlore or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pathlore or any of its Subsidiaries is a party or by which Pathlore or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pathlore.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Pathlore in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger), except for (i) the application by SumTotal for, and the issuance of, a permit from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) (a “California Permit”) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of SumTotal Common Stock in the First Merger shall be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(10) thereof, (ii) the filing of the First Certificate of Merger with the Secretary of State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to be material to Pathlore or SumTotal or have a material adverse effect on the ability of the parties to consummate the First Merger.

2.5 Pathlore Financial Statements.

(a) Section 2.5 of the Pathlore Schedules sets forth (i) the interim financial statements of Pathlore for the three fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005 (the “Interim Financials”) (ii) the completed audit report and opinion of Ernst & Young with respect to Pathlore’s fiscal year ended September 30, 2004, which opinion is without qualification, and (iii) the completed audit report and opinion of Ernst & Young with respect to Pathlore’s fiscal years ended September 30, 2003 and September 30, 2002 (the “Audited Pathlore Financials” and together with the Interim Financials, the “Pathlore Financials”). The Pathlore Financials were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Pathlore and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the Interim Financials lack footnote disclosure and were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Pathlore as of September 30, 2004 contained in the Pathlore Financials as of September 30, 2004 is hereinafter referred to as the “Pathlore Balance Sheet.” Except as disclosed in the Pathlore Financials, as of the date hereof, neither Pathlore nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are (i) of the type that would be required to be reflected as liabilities on the face of a balance sheet prepared in accordance with GAAP and (ii) individually or in the aggregate, material to the business, results of operations or financial condition of Pathlore and its Subsidiaries taken as a whole, except liabilities (A) provided for in the Pathlore Balance Sheet, or (B) incurred since the date of the Pathlore Balance Sheet in the ordinary course of business consistent with past practices.

(b) To the Knowledge of Pathlore, since October 1, 2001, neither Pathlore, any Subsidiary nor, any director, officer, employee, auditor, accountant or representative of Pathlore or any Subsidiary, has received or otherwise had or obtained any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Pathlore or any Subsidiary or its internal accounting controls, including any complaint, allegation, assertion or claim that Pathlore or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Pathlore or any Subsidiary, whether or not employed by Pathlore or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Pathlore or any of its officers, directors, employees or agents to the Pathlore Board or any committee thereof or to any director or officer of Pathlore.

(c) To the Knowledge of Pathlore, no employee of Pathlore has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither Pathlore nor any Subsidiary nor any officer or employee of Pathlore or any such Subsidiary, nor to the Knowledge of Pathlore, any contractor, subcontractor or agent of Pathlore or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Pathlore or any Subsidiary in the terms and conditions of employment because of any act of such employee in violation of 18 U.S.C. § 1514A(a).

(d) Each of Pathlore and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions, receipts and expenditures of Pathlore and its Subsidiaries are executed with appropriate authorizations of management and the Pathlore Board and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Pathlore in accordance with GAAP and to maintain accountability for Pathlore’s consolidated assets. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of Pathlore or any of its Subsidiaries who have a significant role in Pathlore’s internal controls over financial reporting.

2.6 Absence of Certain Changes or Events. Since the date of the Pathlore Balance Sheet, there has not been: (i) any Material Adverse Effect on Pathlore, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Pathlore’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Pathlore of any of the Pathlore Capital Stock or any other securities of Pathlore or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any granting by Pathlore of any increase in compensation or fringe benefits, except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice, (iv) any payment by Pathlore or any of its Subsidiaries of any bonus, except for bonuses made to current employees in the ordinary course of business consistent with past practice, (v) any granting by Pathlore or any of its Subsidiaries of any increase in severance or termination pay, (vi) any entry by Pathlore or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Pathlore of the nature contemplated hereby; (vii) any material change by Pathlore in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (viii) any revaluation by Pathlore of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable in either case other than in the ordinary course of business, which such revaluations are, individually, or in the aggregate, material, or (ix) agreement by Pathlore or any Pathlore Subsidiary to do any of the things described in the preceding clauses (i) through (ix) of this Section 2.6 (other than negotiations with SumTotal and its representatives regarding the transactions contemplated by this Agreement).

2.7 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Pathlore and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by Pathlore and each of its Subsidiaries with any Tax authority. Pathlore and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) Pathlore and each of its Subsidiaries as of the Effective Time will have withheld or paid, as the case may be, with respect to its employees, all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(iii) Neither Pathlore nor any of its Subsidiaries is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Pathlore or any of its Subsidiaries, nor has Pathlore or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Pathlore or any of its Subsidiaries by any Tax authority is presently in progress, nor has Pathlore or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Pathlore or any of its Subsidiaries has been proposed in writing formally or, to the Knowledge of Pathlore, informally by any Tax authority to Pathlore or any of its Subsidiaries or any representative thereof.

(vi) Neither Pathlore nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on Pathlore Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2004 in connection with the operation of the business of Pathlore and its Subsidiaries in the ordinary course.

(vii) There is no contract, agreement, plan or arrangement to which Pathlore or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Pathlore or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. There is no contract, agreement, plan or arrangement to which Pathlore is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Pathlore has made available to SumTotal or its legal counsel or accountants copies of all Returns of Pathlore and any of its Subsidiaries requested by SumTotal.

(ix) There are (and immediately following the Effective Time there will be) no Liens on the assets of Pathlore or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. To the Knowledge of Pathlore, there is no reasonable basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of Pathlore or any of its Subsidiaries.

(x) Neither Pathlore nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) Neither Pathlore nor any of its Subsidiaries has within the past five years (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income tax Return (other than a group the common parent of which was Pathlore), (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Pathlore or any of its Subsidiaries owe any amount under any such agreement, (c) assumed liability for the Taxes of any person (other than Pathlore or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xii) Neither Pathlore nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiii) Neither Pathlore nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xiv) None of Pathlore’s or its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xv) Neither Pathlore nor any of its Subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any federal, state, local, domestic or foreign tax law.

(xvi) No governmental taxing authority in a jurisdiction where Pathlore or any of its Subsidiaries does not file tax returns has asserted that Pathlore or any of its Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction.

(xvii) Neither Pathlore nor any of its Subsidiaries has agreed to, nor is it required to, make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

2.8 Pathlore Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, processes and formulae, methods of doing business, algorithms, specifications, customer lists and supplier lists, (iii) all industrial designs and any registrations and applications therefor, (iv) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, (v) Internet domain names, Internet and World Wide Web URLs or addresses, (vi) all copyrightable materials, copyright registrations and applications therefor, and all other rights corresponding thereto, (vii) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (viii) all computer software, including all source code, object code, firmware, development tools, files, records and data, schematics, architectures, flow charts and diagrams, developer’s notes, documentation, netlists, test methodologies, test vectors, test beds, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, (ix) all databases and data collections and all rights therein, (x) all moral and economic rights of authors and inventors, however denominated, and (xi) any similar or equivalent rights to any of the foregoing.

“Pathlore Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Pathlore or any of its Subsidiaries.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) all domain names; and (v) any other Intellectual Property that is the subject of an application, certificate, filing or registration.

“Pathlore Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Pathlore or any of its Subsidiaries.

“Pathlore Product(s)” means any and all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Pathlore or any of its Subsidiaries and all products or services currently under development by Pathlore or any of its Subsidiaries.

“Pathlore Source Code” means, collectively, any software source code or confidential specifications or designs, any material portion or aspect of software source code or confidential software specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential specifications or designs, of any Pathlore Intellectual Property or Pathlore Products.

(a) Section 2.8(a) of the Pathlore Schedules is a complete and accurate list as of the date hereof of all Pathlore Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Pathlore Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Pathlore Registered Intellectual Property have been paid and all necessary documents, recordations and certificates in connection with such Pathlore Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Pathlore Registered Intellectual Property.

(b) Pathlore has no Knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Pathlore Registered Intellectual Property invalid or unenforceable and Pathlore has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Pathlore Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Pathlore Registered Intellectual Property.

(c) No Pathlore Intellectual Property or Pathlore Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Pathlore or any of its Subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect on Pathlore, or that may affect the validity, use or enforceability of such Pathlore Intellectual Property in a manner that would reasonably be expected to have a Material Adverse Effect on Pathlore.

(d) Pathlore owns and has good and exclusive title to, or has a valid and enforceable license to use (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each item of Pathlore Intellectual Property or other Intellectual Property used by Pathlore in the conduct of its business as currently conducted and as proposed to be conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions).

(e) Pathlore is the exclusive owner or licensee of all trademarks and trade names used in connection with the operation or conduct of the business of Pathlore and its Subsidiaries, including the Pathlore Products.

(f) All employees of Pathlore and its Subsidiaries have entered into valid and binding agreements with Pathlore sufficient to vest exclusive title in Pathlore of all Intellectual Property created by such employees in the scope of their employment. To the extent that any material Intellectual Property has been developed or created by a third party for Pathlore or any of its Subsidiaries, Pathlore has a written agreement with such third party with respect thereto and Pathlore thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention, including a waiver of moral rights, by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(g) Neither Pathlore nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, or granted an exclusive sublicense to, any Intellectual Property that is or was Pathlore Intellectual Property to any third party.

(h) The operation of the business of Pathlore and its Subsidiaries as such business currently is conducted and is proposed to be conducted, including Pathlore’s and its Subsidiaries’ design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision, support and/or use of any of the Pathlore Products has not and does not infringe or misappropriate the Intellectual Property of any third party or, constitute unfair competition or trade practices under the laws of any jurisdiction.

(i) Neither Pathlore nor any of its Subsidiaries has received notice from any third party that the operation of the business of Pathlore or any of its Subsidiaries or design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision, support and/or use of any Pathlore Product or Pathlore Intellectual Property, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither Pathlore nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of Pathlore, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of Pathlore or any Subsidiary to exercise any Intellectual Property right. Neither Pathlore nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any third party Intellectual Property.

(j) To the Knowledge of Pathlore, no person is infringing or misappropriating any Pathlore Intellectual Property. Neither Pathlore nor any Subsidiary has brought any action, suit or proceeding alleging infringement or misappropriation of any Intellectual Property.

(k) Pathlore and each of its Subsidiaries has taken reasonable steps to protect Pathlore’s and its Subsidiaries’ rights in Pathlore’s confidential information and trade secrets that it wishes to protect and the trade secrets or confidential information of third parties provided to Pathlore or any of its Subsidiaries, and, without limiting the foregoing, each of Pathlore and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to SumTotal and all current employees and contractors of Pathlore and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Pathlore.

(l) Pathlore has not given any indemnities in connection with Intellectual Property rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect on Pathlore.

(m) Pathlore has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and Intellectual Property used in the operation of the business of Pathlore or its Subsidiaries as has been, as is currently, and as proposed to be, conducted.

(n) Section 2.8(n) of the Pathlore Schedules is a complete and accurate list as of the date hereof of all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Pathlore or any Subsidiary in any way.

(o) Neither Pathlore nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Pathlore Intellectual Property or Pathlore Products; (ii) distributed Open Source Materials in conjunction with any Pathlore Intellectual Property or Pathlore Products; or (c) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates, or purports to create obligations for Pathlore or such Subsidiary with respect to any Pathlore Intellectual Property or Pathlore Products or grant, or purport to grant, to any third party, any rights or immunities under any Pathlore Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(p) All Pathlore Products provided to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials and to any legally binding representations provided to customers and conform in all material respects to applicable product or service specifications or documentation.

(q) Neither Pathlore nor any Subsidiary nor any other party then acting on their behalf has disclosed, delivered or licensed to, agreed to disclose, deliver or license to any other party, or permitted the disclosure or delivery to any escrow agent or other party of, any Pathlore Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) (including without limitation, the execution of, and consummation of the transactions contemplated by this Agreement) will, or would reasonably be expected to, result in the disclosure, delivery or license of any Pathlore Source Code.

(r) The execution of, and consummation of the transactions contemplated by, this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Pathlore or any Subsidiary in any Pathlore Intellectual Property or result in the breach or termination of any license, contract or agreement to which Pathlore is a party respecting any Intellectual Property.

(s) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Pathlore Intellectual Property will result in (i) an obligation by SumTotal to grant to any third party any rights or licenses with respect to any SumTotal Intellectual Property; or (ii) the modification, cancellation, termination, suspension of, or acceleration of any payments the royalties or other amounts payable for licenses to Pathlore Intellectual Property or from Pathlore . Following the Closing, the Surviving Entity (as wholly owned by SumTotal) will be permitted to exercise all of Pathlore’s and its Subsidiaries’ rights under all agreements relating to Intellectual Property to the same extent Pathlore and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred.

(t) Pathlore and each Subsidiary have complied with all applicable Laws and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Pathlore or any Subsidiary or by third parties having authorized access to the records of Pathlore or any Subsidiary. The execution, delivery and performance of this Agreement, will not violate any and all applicable Laws relating to privacy nor any of Pathlore’s or its Subsidiary’s privacy policies.

2.9 Compliance; Permits; Restrictions.

(a) Neither Pathlore, its Subsidiaries nor any of properties leased or otherwise occupied by Pathlore or any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of any law, rule, regulation, order, judgment or decree applicable to Pathlore or any of its Subsidiaries or by which its or any of their respective properties is bound. To the Knowledge of Pathlore, no investigation or review by any Governmental Entity is pending or threatened against Pathlore or its Subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Pathlore or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Pathlore as currently conducted.

(b) Pathlore and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Pathlore (collectively, the “Pathlore Permits”). Pathlore and its Subsidiaries are in compliance in all material respects with the terms of the Pathlore Permits.

2.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending before any court or arbitrator or other tribunal (a “Proceeding”), nor, to Pathlore’s Knowledge, is there a threatened Proceeding against Pathlore or any of its Subsidiaries which reasonably would be likely to be material to Pathlore, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11 Brokers’ and Finders’ Fees. Pathlore has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 Employee Benefit Plans.

(a) All employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), which are or have been maintained, contributed to, or required to be contributed to, by Pathlore or a Pathlore Affiliate for the benefit of any current or former employee, director or consultant of Pathlore or a Pathlore Affiliate (each a “Pathlore Employee”) who has any present or future rights to benefits, and with respect to which Pathlore or any Pathlore Affiliate has or may in the future have liability, are listed in Section 2.12(a) of the Pathlore Schedules (the “Pathlore Plans”). As of the date hereof, Pathlore has provided or made available to SumTotal, as applicable: (i) correct and complete copies of all documents embodying each Pathlore Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Pathlore Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Pathlore Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Pathlore Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Pathlore Plan; (vi) the most recent discrimination tests for each Pathlore Plan, if applicable; (vii) the most recent actuarial valuations, if any, prepared for each Pathlore Plan; (viii) if the Pathlore Plan is funded, the most recent annual and periodic accounting of the Pathlore Plan assets; and (ix) all communication to Pathlore Employees relating to any events which result in any material liability to Pathlore or any Pathlore Affiliate under Pathlore Plans. “Pathlore Affiliate” shall mean each Subsidiary of Pathlore and any other person or entity under common control with Pathlore or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Pathlore and each Pathlore Affiliate have performed in all material respects all obligations required to be performed by them under each Pathlore Plan, including all reporting, disclosure and notification requirements, and each Pathlore Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Pathlore Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Pathlore Plan activities) has been brought, or to the Knowledge of Pathlore, is threatened, against or with respect to any such Pathlore Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Pathlore, threatened by the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to any such Pathlore Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Pathlore Plans have been timely made or accrued. Each Pathlore Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Pathlore Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Pathlore Plan. To the Knowledge of Pathlore, no condition or circumstance exists giving rise to a material likelihood that any such Pathlore Plan would not be treated as qualified by the IRS. Neither Pathlore nor any Pathlore Affiliate has any plan or commitment to establish any new Pathlore Plan, to modify any Pathlore Plan (except to the extent required by law or to conform any such Pathlore Plan to the requirements of any applicable law or as required by the terms of any Pathlore Plan or this Agreement), or to enter into any new Pathlore Plan. Each Pathlore Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to SumTotal, Pathlore or any Pathlore Affiliate (other than ordinary administration expenses).

(c) Neither Pathlore nor any Pathlore Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Pathlore Plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Pathlore or any Pathlore Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. No Pathlore Plan provides health benefits that are not fully insured through an insurance contract. Neither Pathlore, nor any Pathlore Affiliate, nor any officer or director of Pathlore or any Pathlore Affiliate is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a Pathlore Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Pathlore Plan which could subject Pathlore or any Pathlore Affiliate to material liability.

(d) None of the Pathlore Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Pathlore Employee under any Pathlore Plan, (ii) materially increase any benefits otherwise payable under any Pathlore Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Pathlore Employee.

(f) There is no agreement, plan, arrangement or other contract to which Pathlore or any Pathlore Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Pathlore Employee that because of this Agreement by itself or in combination with other events, individually or collectively, would give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or would give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162 of the Code. There is no agreement, plan, arrangement to which Pathlore or any Pathlore Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(g) Neither Pathlore nor any Subsidiary is a party to any contract, agreement or arrangement that is a “non-qualified deferred compensation plan” subject to Section 409A of the Code.

(h) Each Pathlore International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Pathlore International Employee Plan. Furthermore, no Pathlore International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Pathlore or SumTotal from terminating or amending any Pathlore International Employee Plan at any time for any reason. For purposes of this Section “Pathlore International Employee Plan” shall mean each Pathlore Plan that has been adopted or maintained by Pathlore or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Pathlore or any of its Subsidiaries outside the United States.

2.13 Absence of Liens and Encumbrances; Real Property.

(a) Pathlore and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Pathlore Financials and except for liens for taxes not yet delinquent and such imperfections of title and encumbrances, if any, which do not materially impair the use or operation of the assets or properties subject thereto by Pathlore and its Subsidiaries taken as a whole.

(b) Neither Pathlore nor any Subsidiary of Pathlore owns any real property. Section 2.13(b) of the Pathlore Schedules sets forth as of the date hereof a list of all leased real property or real property otherwise occupied by Pathlore or any of its Subsidiaries for the operation of its business (the “Pathlore Facilities”). Section 2.13(b) of the Pathlore Schedules identifies as of the date hereof all of the leases or other occupancy agreements with respect to the Pathlore Facilities

(the “Pathlore Leases”) and any amendments or modifications to the Pathlore Leases. To the Knowledge of Pathlore, no party other than Pathlore, its Subsidiaries, a subtenant identified in Section 2.13(b) of the Pathlore Schedules, a landlord or Pathlore’s lenders, as applicable, has the right to occupy any of the Pathlore Facilities. The execution and delivery of this Agreement by Pathlore do not, and the performance of this Agreement by Pathlore will not, result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Pathlore’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Pathlore Lease. The assets and facilities of Pathlore and each of its Subsidiaries are in good condition and repair and are maintained in accordance with standard industry practices.

2.14 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Pathlore or any of its Subsidiaries (in any individual case or in the aggregate), (i) neither Pathlore nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, disposed of, released, recycled, sold or distributed Hazardous Materials, or any product containing Hazardous Materials, in violation of any ordinance, rule, order, decree, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof; or (ii) exposed, or caused its employees or others to be exposed to Hazardous Materials.

(b) Environmental Conditions. No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Pathlore or its Subsidiaries, or were present on any such properties at the time such properties ceased to be owned, leased or used by Pathlore or its Subsidiaries, in such a manner as would be reasonably likely to result in a material liability or clean up related obligation of Pathlore or any of its Subsidiaries under any Environmental Law. “Environmental Laws” means any and all statutes, laws and regulations relating in any way to pollution, the environment or the protection of human health and worker safety. “Hazardous Materials” means any chemical, pollutant, contaminant, waste, or toxic or hazardous substance or material regulated under any Environmental Law.

2.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Pathlore or any of its Subsidiaries is pending or, to the Knowledge of Pathlore or threatened. To the Knowledge of Pathlore, there are no activities or proceedings of any labor union to organize any Pathlore Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Pathlore, threatened or reasonably anticipated, relating to any labor, safety or discrimination matters involving any Pathlore Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Pathlore. Neither Pathlore nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Pathlore nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Pathlore Employees and no collective bargaining agreement is being negotiated with respect to Pathlore Employees. Neither

Pathlore nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(b) Pathlore and each of its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Pathlore Employees. Neither Pathlore nor any Pathlore Subsidiary has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to Pathlore.

2.16 Agreements, Contracts and Commitments. Neither Pathlore nor any of its Subsidiaries is, as of the date hereof, a party to or is bound by:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Pathlore Board, other than those that are terminable by Pathlore or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Pathlore;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect on Pathlore or any guaranty of the obligations of a Subsidiary of Pathlore;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Pathlore or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Pathlore or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Pathlore has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Pathlore’s Subsidiaries;

(f) any dealer, distributor, joint marketing or development agreement currently in force under which Pathlore or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Pathlore or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Pathlore or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(g) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Pathlore Product or any agreement, contract or commitment currently in force to sell or distribute any Pathlore Product, except agreements with distributors or sales representatives in the ordinary course of business and substantially in the form previously provided to SumTotal;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(i) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Pathlore has contingent obligations of a material nature;

(j) any license, contract or commitment pursuant to which any Person is authorized to use any Pathlore Intellectual Property (other than NDAs and non-exclusive end-user agreements entered into in the ordinary course of business);

(k) any license, contract or commitment pursuant to which Pathlore or any Subsidiary is authorized to use any Intellectual Property of a third party (other than NDAs and commercially available shrink wrap agreements entered into in the ordinary course of business); or

(l) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, (i) has in the 12 months preceding December 31, 2004 resulted in payments being made by Pathlore in excess of $50,000 (excluding payroll) or revenue booked by Pathlore in excess of $500,000 or (ii) will, if fulfilled in accordance with its terms, result in payments being made by Pathlore after December 31, 2004 in excess of $250,000 (excluding payroll) or revenue which will be booked by Pathlore in excess of $500,000.

Neither Pathlore nor any of its Subsidiaries, nor to Pathlore’s Knowledge any other party to a Pathlore Contract, is in breach, violation or default under, and neither Pathlore nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Pathlore or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Pathlore Schedules (any such agreement, contract or commitment, a “Pathlore Contract”) in such a manner as would permit any other party to cancel or terminate any such Pathlore Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.17 Insurance. Pathlore has provided or made available to SumTotal true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of Pathlore and its Subsidiaries as of the date hereof. There is no material claim by Pathlore or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Pathlore and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.18 Board Approval. The Pathlore Board has, as of the date of this Agreement, (i) determined that the First Merger is fair to, advisable and in the best interests of Pathlore and its stockholders, (ii) subject to the terms of this Agreement, determined to recommend that the stockholders of Pathlore approve this Agreement and (iii) duly approved the First Merger, this Agreement and the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger).

2.19 State Takeover Statutes. The Pathlore Board has approved the First Merger, this Agreement and the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger), and the provisions of Section 203 of the DGCL are inapplicable to the First Merger, this Agreement and the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger). No other state takeover statute or similar statute or regulation applies to or purports to apply to the First Merger, this Agreement or the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger).

2.20 Affiliates. Section 2.20 of the Pathlore Schedules sets forth a list of all Persons who may be deemed at the date of this Agreement to be “affiliates” of Pathlore for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUMTOTAL AND MERGER SUB

As of the date of the Prior Agreement, SumTotal and Merger Sub represent and warrant to Pathlore, subject to the exceptions specifically disclosed in writing in each applicable section and subsection of the disclosure letter supplied by SumTotal to Pathlore (the “SumTotal Schedules”), which exceptions shall only qualify the corresponding sections or subsections, as follows (it being understood that, unless otherwise specifically set forth in a particular representation and warranty, the following representations and warranties are made by SumTotal only as related to matters arising after its formation in March 2004 and not with respect to Docent or Click2Learn for periods prior to March 2004):

3.1 Organization of SumTotal and Merger Sub.

(a) SumTotal and each of its Subsidiaries that has any employees, operations or assets is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on SumTotal.

(b) SumTotal has delivered or made available to Pathlore a true and correct copy of the Certificate of Incorporation and Bylaws of SumTotal and similar governing instruments of each of SumTotal’s material Subsidiaries, including Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither SumTotal nor any of SumTotal’s material Subsidiaries, including Merger Sub, is in violation of any of the material provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

(c) Merger Sub is a direct, wholly owned subsidiary of SumTotal, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of SumTotal consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 20,910,916 shares are issued and outstanding as of June 30, 2005 and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of SumTotal Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of SumTotal or any agreement or document to which SumTotal is a party or by which it is bound. As of June 30, 2005, SumTotal had reserved an aggregate of 7,477,434 shares of SumTotal Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the SumTotal Option Plan, under which options are outstanding for 5,701,350 shares and under which 1,776,084 shares are available for grant as of June 30, 2005. As of June 30, 2005, SumTotal had reserved an aggregate of 1,646,044 shares of SumTotal Common Stock, net of exercises, for issuance pursuant to outstanding warrants. All shares of SumTotal Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by SumTotal.

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of SumTotal or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities SumTotal owns, directly or indirectly through one or more

Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of SumTotal, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which SumTotal or any of its Subsidiaries is a party or by which it is bound obligating SumTotal or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of SumTotal or any of its Subsidiaries or obligating SumTotal or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the Knowledge of SumTotal there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of SumTotal or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

3.4 SumTotal Common Stock. The SumTotal Common Stock to be issued pursuant to the First Merger has been duly authorized and validly reserved for issuance and will, when issued in accordance with the Agreement, be validly issued, fully paid, non assessable and free of pre-emptive rights and free and clear of all liens (other than those placed thereon by the Pathlore Stockholders). The SumTotal Common Stock to be issued pursuant to the First Merger will be issued in compliance with all applicable securities laws.

3.5 Authority.

(a) SumTotal and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SumTotal and Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to the DGCL. No vote of the holders of any of the outstanding shares of the SumTotal Common Stock is required to approve the issuance of shares of SumTotal Common Stock in the First Merger. This Agreement has been duly executed and delivered by SumTotal and Merger Sub, assuming the due authorization, execution and delivery by Pathlore, constitutes the valid and binding obligation of SumTotal, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by SumTotal and Merger Sub do not, and the performance of this Agreement by SumTotal and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of SumTotal or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SumTotal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SumTotal’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SumTotal or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SumTotal or any of its Subsidiaries is a party or by which SumTotal or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SumTotal.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to SumTotal in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by SumTotal of an application for, and the issuance of, the California Permit pursuant to Fairness Hearing Law so that the issuance of the SumTotal Common Stock in the First Merger shall be exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country, if any, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to SumTotal or Pathlore or have a material adverse effect on the ability of the parties to consummate the Mergers.

3.6 SEC Filings; SumTotal Financial Statements; Sarbanes-Oxley.

(a) SumTotal has filed all forms, reports and documents required to be filed with the SEC since March 18, 2004, and has made available (including by posting to the SEC’s EDGAR system) to Pathlore such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SumTotal may file subsequent to the date hereof) are referred to herein as the “SumTotal SEC Reports.” As of their respective dates, the SumTotal SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SumTotal SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of SumTotal’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, to SumTotal’s Knowledge, none of the SumTotal SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SumTotal SEC Reports (the “SumTotal Financials”), including any SumTotal SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of SumTotal and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of SumTotal contained in the SumTotal SEC Reports as of September 30, 2004 is hereinafter referred to as the “SumTotal Balance Sheet.” Except as disclosed in the SumTotal Financials, neither SumTotal nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of SumTotal and its Subsidiaries taken as a whole, except liabilities (i) provided for in the SumTotal Balance Sheet, or (ii) incurred since the date of the SumTotal Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate. Prior to the date hereof, SumTotal has had no disputes with any of its auditors that were required to be disclosed in its SEC Reports regarding accounting matters or policies during the past three (3) years that required public reporting or a report to the audit committee or that were otherwise material

(c) SumTotal has heretofore furnished to Pathlore a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by SumTotal with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since March 18, 2004, was accompanied by the certifications required to be filed or submitted by SumTotal’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) Since March 18, 2004, neither SumTotal, any Subsidiary nor, to SumTotal’s Knowledge, any director, officer, employee, auditor, accountant or representative of SumTotal or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SumTotal or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SumTotal or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing SumTotal or any Subsidiary, whether or not employed by SumTotal or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SumTotal or any of its officers, directors, employees or agents to the SumTotal Board or any committee thereof or to any director or officer of SumTotal.

(f) To the Knowledge of SumTotal, no employee of SumTotal or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither SumTotal nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of SumTotal or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of SumTotal or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(g) Each of SumTotal and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of SumTotal in accordance with GAAP and to maintain accountability for SumTotal’s consolidated assets; (iii) access to SumTotal’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of SumTotal’s assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and (vi) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use or disposition of SumTotal’s assets. As of the date of this Agreement and as of the Closing Date, there has been no fraud, whether or not material, that involved management or other employees of SumTotal or any of its Subsidiaries who have a significant role in SumTotal’s internal controls over financial reporting.

3.7 Taxes.

(a) SumTotal and each of its Subsidiaries have timely filed all Returns relating to Taxes required to be filed by SumTotal and each of its Subsidiaries with any Tax authority. SumTotal and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(b) SumTotal and each of its Subsidiaries as of the Effective Time will have withheld or paid, as the case may be, with respect to its employees, all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Neither SumTotal nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against SumTotal or any of its Subsidiaries, nor has SumTotal or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) Neither SumTotal nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the SumTotal Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to SumTotal, other than any liability for unpaid Taxes that may have accrued since December 31, 2004 in connection with the operation of the business of SumTotal and its Subsidiaries in the ordinary course.

(e) SumTotal has made available to Pathlore or its legal counsel or accountants copies of all Tax Returns of SumTotal and any of its Subsidiaries requested by Pathlore.

(f) Neither SumTotal nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

3.8 Absence of Certain Changes or Events. Since the date of the SumTotal Balance Sheet, SumTotal and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any Material Adverse Effect on SumTotal, (ii) any material change by SumTotal in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by SumTotal of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.9 SumTotal Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“SumTotal Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, SumTotal or any of its Subsidiaries.

“SumTotal Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, SumTotal or any of its Subsidiaries.

“SumTotal Product(s)” means any and all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of SumTotal or any of its Subsidiaries and all products or services currently under development by SumTotal or any of its Subsidiaries.

(a) SumTotal has no Knowledge of any information, materials, facts or circumstances, including any information or fact that would render any material SumTotal Registered Intellectual Property invalid or unenforceable, and SumTotal has not misrepresented, or failed to disclose, any facts or circumstances in any application for any SumTotal Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any SumTotal Registered Intellectual Property.

(b) No SumTotal Intellectual Property or SumTotal Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by SumTotal or any of its Subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect on SumTotal, or which may affect the validity, use or enforceability of such SumTotal Intellectual

Property in a manner that would reasonably be expected to have a Material Adverse Effect on SumTotal.

(c) All employees of SumTotal and its Subsidiaries have entered into valid and binding agreements with SumTotal sufficient to vest exclusive title in SumTotal of all Intellectual Property created by such employees in the scope of their employment, except where a failure to obtain such rights would not reasonably be expected to have a Material Adverse Effect on SumTotal. To the extent that any material Intellectual Property has been developed or created by a third party for SumTotal or any of its Subsidiaries, SumTotal has an agreement with such third party with respect thereto and SumTotal has obtained ownership or rights sufficient for the conduct of its business as currently conducted to such third party’s Intellectual Property.

(d) Neither SumTotal nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, or granted an exclusive sublicense to, any Intellectual Property that is or was SumTotal Intellectual Property to any third party.

(e) The operation of the business of SumTotal and its Subsidiaries as such business currently is conducted, including SumTotal’s and its Subsidiaries’ design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision, support and/or use of any of the SumTotal Products, to the Knowledge of SumTotal, has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its Knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(f) Neither SumTotal nor any of its Subsidiaries has received notice from any third party that the operation of the business of SumTotal or any of its Subsidiaries or design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision, support and/or use of any SumTotal Product infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither SumTotal nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the SumTotal, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of SumTotal or any Subsidiary to exercise any Intellectual Property right. Neither SumTotal nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any third party Intellectual Property.

(g) To the Knowledge of SumTotal, no person has misappropriated or materially infringed or is misappropriating or materially infringing any SumTotal Intellectual Property. Neither SumTotal nor any Subsidiary has brought any action, suit or proceeding alleging infringement or misappropriation of any Intellectual Property.

(h) SumTotal and each of its Subsidiaries has taken reasonable steps to protect SumTotal’s and its Subsidiaries’ rights in SumTotal’s confidential information and trade secrets that it wishes to protect and the trade secrets or confidential information of third parties provided to SumTotal or any of its Subsidiaries, and, without limiting the foregoing, each of SumTotal and its

Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement and all current employees and contractors of SumTotal and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on SumTotal.

(i) SumTotal has not given any indemnities in connection with Intellectual Property rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect on SumTotal.

(j) All SumTotal Products provided to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials and to any legally binding representations provided to customers and conform in all material respects to applicable product or service specifications or documentation, except where a failure to conform would not be expected to have a Material Adverse Effect on SumTotal.

(k) The execution of, and consummation of the transactions contemplated by, this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of SumTotal or any Subsidiary in any SumTotal Intellectual Property or result in the breach or termination of any license, contract or agreement to which SumTotal is a party respecting any Intellectual Property.

3.10 Compliance; Permits; Restrictions.

(a) Neither SumTotal, its Subsidiaries nor any properties leased or otherwise occupied by SumTotal or any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of any law, rule, regulation (including, in the case of SumTotal, rules and regulations of the Nasdaq National Market and the California Corporations Code), order, judgment or decree applicable to SumTotal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected. To the Knowledge of SumTotal, no investigation or review by any Governmental Entity is pending or threatened against SumTotal or its Subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon SumTotal or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SumTotal or any of its Subsidiaries, any acquisition of material property by SumTotal or any of its Subsidiaries or the conduct of business by SumTotal as currently conducted.

(b) SumTotal and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of SumTotal (collectively, the “SumTotal Permits”). SumTotal and its Subsidiaries are in compliance in all material respects with the terms of the SumTotal Permits.

3.11 Litigation. There is no Proceeding nor, to SumTotal’s Knowledge, is there a threatened Proceeding against SumTotal or any of its Subsidiaries which reasonably would be likely to be material to SumTotal, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.12 Brokers’ and Finders’ Fees. Except for fees payable to Think Equity Partners pursuant to an engagement letter dated January 21, 2005, a copy of which has been provided to Pathlore, SumTotal has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.13 Employee Benefit Plans.

(a) SumTotal has provided or made available to Pathlore: (i) correct and complete copies of all SumTotal Plans; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each SumTotal Plan; (iii) all IRS determination, opinion, notification and advisory letters; (iv) the most recent discrimination tests for each SumTotal Plan; and (v) all communication to SumTotal Employees relating to any events which would result in any material liability to SumTotal or any SumTotal Affiliate. “SumTotal Plans” shall mean all employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of ERISA, which are or have been maintained, contributed to, or required to be contributed to, by SumTotal or a SumTotal Affiliate for the benefit of any current or former employee, director or consultant of SumTotal or a SumTotal Affiliate (each a “SumTotal Employee”) who has any present or future rights to benefits, or with respect to which SumTotal or any SumTotal Affiliate has or, to its Knowledge, may in the future have liability, excluding any arrangement with any individual for the payment of salary, bonus or commissions. “SumTotal Affiliate” shall mean each Subsidiary of SumTotal and any other person or entity under common control with SumTotal or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued under the Code.

(b) SumTotal and each SumTotal Affiliate have performed in all material respects all obligations required to be performed by them under each SumTotal Plan, including all reporting, disclosure and notification requirements, and each SumTotal Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such SumTotal Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of SumTotal Plan activities) has been brought, or to the Knowledge of SumTotal, is threatened, against or with respect to any such SumTotal Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of SumTotal, threatened by the IRS or the DOL with respect to any SumTotal Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the SumTotal Plans have been timely made or accrued. Each SumTotal Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such SumTotal Plan as to its qualified status under the Code, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such SumTotal Plan. To the Knowledge of SumTotal, no condition or circumstance exists giving rise to a material likelihood that any such SumTotal Plan would not be treated as qualified by the IRS.

(c) Neither SumTotal, nor any SumTotal Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has SumTotal or any SumTotal Affiliate contributed to or been requested to contribute to any “multi-employer plan,” as such term is defined in ERISA. No SumTotal Plan provides health benefits that are not fully insured through an insurance contract. Neither SumTotal, any SumTotal Affiliate, nor any officer or director of SumTotal or any SumTotal Affiliate is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a SumTotal Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any SumTotal Plan which could subject SumTotal or any SumTotal Affiliate to material liability.

(d) None of the SumTotal Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person except as required by COBRA, or similar statute, and neither SumTotal nor any SumTotal Affiliate has represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any SumTotal Employee, or other person, except to the extent required by COBRA or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any SumTotal Employee under any SumTotal Plan, (ii) materially increase any benefits otherwise payable under any SumTotal Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any SumTotal Employee.

(f) Neither SumTotal nor any SumTotal Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the Knowledge of SumTotal, cause such a violation with respect to any SumTotal Employee.

(g) Each SumTotal International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such SumTotal International Employee Plan. Furthermore, no SumTotal International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent SumTotal or Pathlore from terminating or amending any SumTotal International Employee Plan at any time for any reason. For purposes of this Section “SumTotal International Employee Plan” shall mean each SumTotal Plan that has been adopted or maintained by SumTotal or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of SumTotal or any of its Subsidiaries outside the United States.

3.14 Absence of Liens and Encumbrances; Real Property.

(a) SumTotal and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the SumTotal Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to SumTotal.

(b) The execution and delivery of this Agreement by SumTotal do not, and the performance of this Agreement by SumTotal will not result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SumTotal’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any SumTotal Lease.

3.15 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be expected to have a Material Adverse Effect on SumTotal or any of its Subsidiaries (in any individual case or in the aggregate), (i) neither SumTotal nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, disposed of, released, recycled, sold or distributed Hazardous Materials, or any product containing Hazardous Materials, in violation of any ordinance, rule, order, decree, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof; or (ii) exposed, or caused its employees or others to be exposed to Hazardous Materials.

(b) No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by SumTotal or its Subsidiaries, or were present on any such properties at the time such properties ceased to be owned, leased or used by SumTotal or its Subsidiaries, in such a manner as would be reasonably likely to result in a material liability or clean-up related obligation of SumTotal or any of its Subsidiaries under any Environmental Laws.

3.16 Labor and Employment Matters.

(a) No work stoppage or labor strike against SumTotal or any of its Subsidiaries is pending or, to the Knowledge of SumTotal or threatened. To the Knowledge of SumTotal, there are no activities or proceedings of any labor union to organize any SumTotal Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of SumTotal, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any SumTotal Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to SumTotal. Neither SumTotal nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither SumTotal nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to SumTotal Employees and no collective bargaining agreement is being negotiated with respect to SumTotal Employees. Neither SumTotal nor any of its Subsidiaries have incurred any liability or material obligation under the Work Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(b) SumTotal and each of its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours in each case with respect to SumTotal Employees. Neither SumTotal nor any of its Subsidiaries has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to SumTotal.

3.17 Agreements, Contracts and Commitments. Neither SumTotal, nor, to SumTotal’s Knowledge, any other party to a SumTotal Contract is in breach, violation or default under, and neither SumTotal nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which SumTotal or any of its Subsidiaries is a party or by which they are bound (any such agreement, contract or commitment, a “SumTotal Contract”), except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SumTotal.

3.18 Board Approval. The SumTotal Board has, as of the date of this Agreement, (i) unanimously determined that the Mergers are fair to, advisable and in the best interests of SumTotal and its stockholders and (ii) unanimously approved the Mergers, this Agreement and the transactions contemplated hereby, including the issuance of shares of SumTotal Common Stock in the First Merger.

3.19 State Takeover Statutes. The SumTotal Board has approved the SumTotal Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the SumTotal Merger, this Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL to the extent, if any, such section is applicable to the SumTotal Merger, this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the SumTotal Merger, this Agreement or the transactions contemplated hereby and thereby.

3.20 Fairness Opinion. SumTotal has received a written opinion from Think Equity Partners, dated as of the date hereof, to the effect that as of the date hereof, the Merger Consideration to be paid by SumTotal in the First Merger is fair from a financial point of view, and has delivered to Pathlore a copy of such opinion.

3.21 Financial Matters. Since March 18, 2004 through the date hereof, neither SumTotal, nor any Subsidiary, nor, to SumTotal’s Knowledge, any director or executive officer of SumTotal or any Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SumTotal or any Subsidiary or its internal accounting controls, including any material complaint, allegation, assertion or claim that SumTotal or any Subsidiary has engaged in wrongful accounting or auditing practices. No attorney representing SumTotal or any Subsidiary, whether or not employed by SumTotal or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SumTotal or any of its officers, directors, employees or agents to the SumTotal Board or any committee thereof or to any director or officer of SumTotal.

3.22 Financial Ability. SumTotal has, and will cause Merger Sub to have, the financial resources necessary to consummate the transactions contemplated hereby, including the ability to pay the Merger Cash Amount.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Pathlore and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Pathlore (which for the purposes of this Article IV shall include Pathlore and each of its Subsidiaries) agrees, except (i) as provided in Article IV of the Pathlore Schedules, (ii) to the extent that SumTotal shall otherwise consent in writing or (iii) as required by law or as otherwise expressly and specifically provided to the contrary in this Agreement (including Article IV of the Pathlore Schedules), to use all reasonable efforts to: carry on its business diligently and in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

In addition, except (i) as provided in Article IV of the Pathlore Schedules, (ii) to the extent that SumTotal shall otherwise consent in writing or (iii) as required by applicable law, Pathlore shall not do any of the following, and Pathlore shall not permit its Subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of a Pathlore Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice, directly or indirectly, options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances other than in the ordinary course of business consistent with past practice;

(c) Grant any severance or termination pay to any officer or employee in excess of $25,000 to any individual and $50,000 in the aggregate, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to SumTotal, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Other than in the ordinary course of business, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Pathlore Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business, provided, however, that no grant or transfer of a source code license (other than a source code escrow agreement) shall be considered as occurring in the ordinary course of business;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Pathlore Capital Stock or split, combine or reclassify any Pathlore Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Pathlore Capital Stock except (i) Pathlore may issue shares of Pathlore Common Stock upon the exercise of options or warrants outstanding on the date of this Agreement and (ii) as permitted by Section 4.1(g);

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of Pathlore Capital Stock or any shares of capital stock of its Subsidiaries, except repurchases in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of Pathlore Capital Stock or any securities convertible into shares of Pathlore Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Pathlore Capital Stock or any securities convertible into shares of Pathlore Capital Stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Pathlore Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, or (ii) shares of Pathlore Common Stock issuable upon the exercise of the options or warrants outstanding on the date of this Agreement;

(h) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any Subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Pathlore;

(j) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(k) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except non-exclusive licenses for object code software for customer use in the ordinary course of business, either consistent with past practice or otherwise on commercially reasonable terms, and except for the sale, lease, encumbrance or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Pathlore;

(l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pathlore, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Pathlore or any of its Subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Enter into or materially modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing, in each case, by third parties of Pathlore’s products or products licensed by Pathlore;

(p) Except as required by GAAP or the SEC, revalue any of its assets or make any change in accounting methods, principles or practices;

(q) Incur or enter into any agreement or commitment obligating Pathlore or its Subsidiaries to make a payment or undertake an obligation, terminable without penalty on no more than 30 days’ prior written notice, in excess of $100,000 individually;

(r) Make any material tax election, settle or compromise any material tax liability or amend any material Tax Return;

(s) Hire any individual employee or employees except in the ordinary course of business consistent with past practice in the past year;

(t) Make any grant of rights of exclusivity to any third party;

(u) Enter into any Contract the terms of which would require Pathlore to obtain the consent of the other party in order to either enter into this Agreement or consummate the Mergers; or

(v) Enter into any legally binding agreement or otherwise to take any of the actions described in Section 4.1(a) through (u) above.

4.2 Conduct of Business of SumTotal and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, SumTotal (which for the purposes of this Article IV shall include SumTotal and each of its Subsidiaries) agrees, except (i) as provided in Section 4.2 of the SumTotal Schedules, (ii) to the extent that Pathlore shall otherwise consent in writing or (iii) as required by applicable law, or as otherwise expressly and specifically provided to the contrary in this Agreement, to use all reasonable efforts to: carry on its business diligently and in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, and to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and to pay or perform other material obligations when due.

In addition, except (i) as provided in Section 4.2 of the SumTotal Schedules, (ii) to the extent that Pathlore shall otherwise consent in writing or (iii) as required by applicable law, from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, SumTotal shall not do any of the following:

(a) Declare, set aside or pay any dividends (whether in cash, stock, equity securities or property) in respect of any capital stock of SumTotal;

(b) Declare, set aside or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of SumTotal;

(c) Sell all or substantially all of the assets of SumTotal;

(d) Take any action that would reasonably be expected to result in the suspension of trading or delisting of the SumTotal Common Stock from the Nasdaq National Market;

(e) Fail to file in a timely manner any periodic reports required to be filed with the SEC pursuant to the Exchange Act, except in such case as (i) the consent of SumTotal’s auditors is required in connection with such filing and the auditors have not delivered such consent or (ii)

filing without the consent of SumTotal’s auditors would cause its auditors to withdraw from representing SumTotal and the auditors have not delivered such consent;

(f) Cause, permit or propose any amendments to its bylaws that materially adversely affects the rights of the holders of SumTotal Common Stock or cause, permit or propose any amendments to any charter document (or similar governing instrument of any Subsidiaries) that changes any material term or provision or otherwise adversely affects the rights of the holders of SumTotal Common Stock;

(g) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, subject to the requirements of applicable laws and duties;

(h) Purchase, redeem or otherwise acquire, directly or indirectly, in the aggregate more than ten percent of the shares of capital stock of SumTotal outstanding as of the date hereof, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(i) Enter into any legally binding agreement or otherwise to take any of the actions described in Section 4.2(a) through (h) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Securities Act Exemption. It is intended that the SumTotal Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof.

5.2 California Permit; Fairness Hearing. SumTotal shall use its commercially reasonable efforts to file as soon as practicable an application intended to satisfy the requirements of the California Corporations Code with the California Department of Corporations and request a hearing be held as soon as practicable to apply to obtain a California Permit from the Commissioner of Corporations of the State of California so that the issuance of SumTotal Common Stock in the First Merger shall be exempt from registration under the Securities Act, pursuant to the exemption provided by Section 3(a)(10) thereof. Each of SumTotal, Merger Sub and Pathlore shall cooperate with each other in the preparation and submission of any and all documents and materials required by the California Department of Corporations in connection therewith. Each of SumTotal and Pathlore shall be solely responsible for any statement, information or omission in such materials relating to it or its affiliates based upon written information furnished by it. Pathlore and SumTotal will respond to any comments from the California Department of Corporations and work together in good faith and use all reasonable efforts to have the California Permit granted as soon as practicable after such filing; provided, however, that no party shall be required to modify any of the terms of this

Agreement or the Mergers, or the transactions contemplated hereby, in order to obtain the California Permit. Additionally, Pathlore shall prepare for filing with the California Permit application, with the cooperation of SumTotal, a related information statement or other disclosure document for the offer and issuance of the shares of SumTotal Common Stock to be received by the holders of Pathlore Common Stock in the First Merger (the “Information Statement”). SumTotal shall notify Pathlore promptly upon the receipt of any comments from the California Department of Corporations or its staff or any other governmental officials and of any request by the California Department of Corporations or its staff or any other governmental officials for amendments or supplements to the application for the California Permit or any filing pursuant to Section 5.10 or for additional information and shall supply Pathlore with copies of all such correspondence. SumTotal shall provide Pathlore with a reasonable opportunity to review and comment on any and all correspondence between SumTotal or any of its representatives, on the one hand, and the California Department of Corporations or its staff or any other governmental officials, on the other hand, with respect to the application for the California Permit or any filing pursuant to Section 5.10 before such correspondence is submitted and will provide Pathlore with copies of any such correspondence. Each party shall if practicable consult with the other party prior to contacting the California Department of Corporations regarding the Mergers to provide the other party with a reasonable opportunity to consult on the substance of such communications. SumTotal shall use all reasonable efforts to cause all documents it is responsible for filing with the California Department of Corporations or other regulatory authorities under this Section 5.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. SumTotal shall provide Pathlore with a reasonable opportunity to review and comment on any amendment or supplement to the application for the California Permit prior to filing such with the California Department of Corporations, and will provide a copy of all filings made with the California Department of Corporations. Each of SumTotal and Pathlore agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in its respective reasonable judgment or the reasonable judgment of its respective counsel, may be required or appropriate under the Fairness Hearing Law and applicable Laws for inclusion in the Information Statement or in the application for the California Permit, or in any amendments or supplements to either of them, and to cause its respective counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement (with respective auditors providing consent if necessary). Anything to the contrary contained herein notwithstanding, neither Pathlore nor SumTotal shall include in the application for the California Permit or the Information Statement any information with respect to the other or its affiliates, the form and content of which shall not have been approved by such other party prior to such inclusion. As promptly as practical after the date of this Agreement, SumTotal shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. Pathlore shall use its reasonable efforts to assist SumTotal as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

5.3 Pathlore and SumTotal Information.

(a) Accuracy of Pathlore Information. Pathlore agrees to use all reasonable efforts to ensure that the Information Statement to be sent to the Pathlore Stockholders in connection with the Consents (as defined in Section 5.4(e) below) shall not, (X) on the date the Information Statement is first mailed to the Pathlore Stockholders, or (Y) at the Effective Time, with respect to information supplied or to be supplied by Pathlore, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. If at any time prior to the Effective Time, any event relating to Pathlore or any of its affiliates, officers or directors is discovered by Pathlore which should be set forth in an amendment to the Information Statement, Pathlore shall promptly inform SumTotal. Notwithstanding the foregoing, Pathlore makes no representation or warranty with respect to any information supplied by SumTotal or Merger Sub which is contained in the foregoing document.

(b) Accuracy of SumTotal Information. SumTotal agrees to use all reasonable efforts to ensure that the Information Statement to be sent to the Pathlore Stockholders in connection with the Consents shall not, (X) on the date the Information Statement is first mailed to the Pathlore Stockholders, as applicable, or (Y) at the Effective Time, with respect to information supplied by SumTotal or to be supplied by SumTotal, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. If at any time prior to the Effective Time, any event relating to SumTotal or any of its affiliates, officers or directors is discovered by SumTotal which should be set forth in an amendment to the Information Statement, SumTotal shall promptly inform Pathlore. Notwithstanding the foregoing, SumTotal makes no representation or warranty with respect to any information supplied by Pathlore which is contained in the foregoing document.

5.4 Pathlore Stockholder Approval.

(a) Promptly following the execution of this Agreement, Pathlore shall submit this Agreement and the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated thereby) to the Pathlore Support Stockholders for approval and adoption as provided by the DGCL and the Pathlore Certificate of Incorporation and By-laws in the form attached at Exhibit B. Promptly following the receipt of the California Permit, Pathlore shall submit this Agreement and the transactions contemplated hereby (excluding the Second Merger and the transactions contemplated thereby) to the other Pathlore Stockholders for approval and adoption as provided in Section 5.4(c). The Pathlore Support Stockholders shall continue to constitute at least (i) a majority of the voting power of the outstanding shares of Pathlore Preferred Stock, voting together as a single class and (ii) a majority of the voting power of the outstanding shares of Pathlore Capital Stock, voting together as a single class (on an as-converted to Pathlore Common Stock basis).

(b) Any materials to be submitted to the Pathlore Stockholders in connection with the solicitation of their approval of the First Merger and this Agreement (the “Soliciting Materials”) shall include information regarding Pathlore, the terms of the First Merger and this Agreement, and include the recommendation of the Pathlore Board in favor of the First Merger, this Agreement, and the other transactions contemplated by this Agreement (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger), and a statement that the Pathlore Board has determined that the terms of the First Merger and this Agreement are fair to and in the best interests of Pathlore and the Pathlore Stockholders. Anything to the contrary contained herein notwithstanding, Pathlore shall not include in the Soliciting Materials any information with respect to SumTotal or its Affiliates unless SumTotal has approved of the form and content of such information prior to inclusion, which approval by SumTotal shall not be unreasonably withheld, delayed or conditioned. Pathlore shall use its commercially reasonable efforts to obtain the approval or consent of the Pathlore Stockholders sufficient to approve the First Merger and this Agreement as promptly as practicable following the date hereof.

(c) The Soliciting Materials shall include all notices and disclosures required under Section 262 of the DGCL. Pathlore shall seek approval of this Agreement and the First Merger and the transactions contemplated thereby (excluding the Second Merger and the transactions contemplated by and in connection with the Second Merger`) by the Pathlore Stockholders pursuant to an Action by Written Consent, in the form attached hereto as Exhibit H (the “Merger Written Consent”). The Merger Written Consent shall include and constitute the irrevocable approval of the Pathlore Stockholders of (A) the Pathlore Voting Proposal; (B) the escrow and indemnification obligations of the Pathlore Stockholders set forth in Article VII hereof and the deposit of Merger Shares and Merger Cash equal to the Escrow Amount into the Escrow Fund; (C) the appointment of James Collis as the Stockholder Representative and (D) the deposit and use of the Expense Reimbursement Amount. Immediately after the effective time of the First Merger, Pathlore will (or SumTotal will cause Pathlore to) mail all notices and disclosures required under Section 262 of the DGCL to the extent not already mailed to Pathlore Stockholders.

(d) In addition, no later than three (3) Business Days following the receipt of the California Permit, and as a material inducement to SumTotal and Merger Sub to enter into this Agreement, either (i) Pathlore shall have also obtained and delivered to SumTotal an additional Action by Written Consent, in a form reasonably acceptable to both parties (the “280G Consent” and together with the Merger Written Consent and Support Stockholder Merger Written Consent, the “Consents”), pursuant to this Agreement and the applicable provisions of the DGCL and the Company’s Certificate of Incorporation and Bylaws or (ii) in the event the requisite number of Pathlore Stockholders do not vote to approve the Potential 280G Benefits in such manner as provided in Section 5.17(c), the disqualified individuals (as that term is defined in the regulations promulgated under Section 280G) shall forfeit any Potential 280G Benefits. The 280G Consent shall be signed by at least the number of Pathlore Stockholders as required by Section 5.17(c) of this Agreement, including each of the Pathlore Support Stockholders, and shall constitute the irrevocable vote of the Pathlore Stockholders with respect to the Potential 280G Benefits in such manner as is provided in Section 5.17(c).

(e) Unless prohibited by its fiduciary duties under applicable laws, the Pathlore Board shall unanimously recommend to the Pathlore Stockholders that such stockholders approve the Pathlore Voting Proposal, and the Information Statement shall contain such recommendation, as well as the conclusion of the Pathlore Board that the terms and conditions of the First Merger are in the best interests of the Pathlore Stockholders in the opinion of the Pathlore Board, and neither the Pathlore Board nor any committee thereof shall, unless prohibited by its fiduciary duties under applicable laws, withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to SumTotal, the recommendation of the Pathlore Board that the Pathlore Stockholders vote in favor of the Pathlore Voting Proposal and as set forth in Section 2.18.

5.5 Access to Information; Confidentiality.

(a) Between the date hereof and the effective time of the First Merger, Pathlore will afford SumTotal and its authorized accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Pathlore to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as SumTotal may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers. Any investigation pursuant to this Section 5.5 shall be conducted in a manner which will not interfere unreasonably with the conduct of business of Pathlore.

(b) Between the date hereof and the effective time of the First Merger, SumTotal will afford Pathlore and its authorized accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of SumTotal to obtain all information concerning the business, properties, results of operations and personnel of such party, as Pathlore may reasonably request. Such access shall be of a similar scope to the access provided in connection with Pathlore’s due diligence investigation in connection with its evaluation of the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers. Any investigation pursuant to this Section 5.5 shall be conducted in a manner which will not interfere unreasonably with the conduct of business of SumTotal.

(c) The parties acknowledge that Pathlore and SumTotal have previously executed a Confidentiality Agreement, dated December 1, 2004 (the “Confidentiality Agreement”), attached hereto as Exhibit F, which Confidentiality Agreement will continue in accordance with its terms until the Closing shall have occurred, at which time it shall terminate. The Confidentiality Agreement shall continue in full force and effect in the event this Agreement is terminated.

5.6 No Solicitation.

(a) From and after the date of this Agreement until the effective time of the First Merger or termination of this Agreement pursuant to Article VIII, Pathlore and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Pathlore Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Pathlore Acquisition Proposal, (iii) engage in discussions with any person with respect to any Pathlore Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Pathlore Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Pathlore Acquisition Transaction; provided, however, until the date on which this Agreement is approved by the required vote of the Pathlore Stockholders, this Section 5.6(a) shall not prohibit Pathlore from furnishing information regarding Pathlore and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Pathlore Superior Offer submitted by such person or group (and not withdrawn) to the extent and so long as (1) neither Pathlore nor any representative of Pathlore and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.6(a) in connection with such Pathlore Superior Offer, (2) the Pathlore Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Pathlore Board to comply with its fiduciary obligations to the Pathlore Stockholders under applicable law, (3) (x) at least one (1) Business Day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Pathlore gives SumTotal written notice of the identity of such person or group and of Pathlore’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Pathlore receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, Pathlore furnishes such information to SumTotal (to the extent such information has not been previously furnished by Pathlore to SumTotal). Pathlore and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Pathlore Acquisition Proposal. In addition to the foregoing, Pathlore shall (i) provide SumTotal with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Pathlore Board but in no event less than eight hours) of any meeting of the Pathlore Board at which the Pathlore Board is reasonably expected to consider a Pathlore Acquisition Proposal and (ii) provide SumTotal with at least three (3) Business Days prior written notice of a meeting of the Pathlore Board at which the Pathlore Board is reasonably expected to recommend a Pathlore Superior Offer to the Pathlore Stockholders and together with such notice a copy of the definitive documentation relating to such Pathlore Superior Offer.

(b) For purposes of this Agreement, “Pathlore Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by SumTotal) relating to any Pathlore Acquisition Transaction. For the purposes of this Agreement, “Pathlore Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Pathlore by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Pathlore or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Pathlore or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Pathlore pursuant to which the stockholders of Pathlore immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Pathlore; or (C) any liquidation or dissolution of Pathlore. For purposes of this Agreement, “Pathlore Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pathlore, pursuant to which the stockholders of Pathlore immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Pathlore of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Pathlore’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Pathlore), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of Pathlore Capital Stock, in each case on terms that the Pathlore Board determines in its good faith judgment (after consultation with its legal advisors) to be more favorable to the Pathlore Stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a “Pathlore Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

(c) In addition to the obligations of Pathlore set forth in paragraph (i) of this Section 5.6(a), Pathlore as promptly as practicable, and in any event within twenty-four (24) hours, shall advise SumTotal orally and in writing of any request received by Pathlore for information which Pathlore reasonably believes could lead to a Pathlore Acquisition Proposal or of any Pathlore Acquisition Proposal, the material terms and conditions of such request, Pathlore Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Pathlore Acquisition Proposal or inquiry. Pathlore will keep SumTotal informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Pathlore Acquisition Proposal or inquiry.

5.7 Public Disclosure. SumTotal and Pathlore will consult with each other and agree before issuing any press release, making any public statement or otherwise making any disclosure with respect to the First Merger, this Agreement (including the Pathlore Schedules) or a Pathlore Acquisition Proposal and will not issue any such press release or make any such public statement or other disclosure prior to such agreement, except to the extent necessary in order to comply with (i) Sections 5.2 (California Permit; Fairness Hearing), 5.4 (Pathlore Stockholder Approval) and 5.8 (Third Party Consents), and (ii) applicable law or any listing agreement with a national securities exchange or the Nasdaq National Market. In the event either SumTotal or Pathlore (or any of their respective representatives) are requested to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of such party’s securities are listed or quoted) or by legal process to disclose any of the foregoing, the disclosing party (the “Disclosing Party”) shall notify the other party (the “Non-Disclosing Party”) with prompt notice of such request or requirement in order to enable the Non-Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Disclosing Party with respect to the Non-Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance in whole or in party with the terms of this Section 5.7 and the Confidentiality Agreement. In the event that such protective order or other remedy is not obtained, or the Non-Disclosing Party waives compliance, in whole or in party, with the terms of this Section 5.7 and the Confidentiality Agreement, the Disclosing Party or its representative shall use commercially reasonable efforts to disclose only that portion of such disclosure that is legally required to be disclosed and to ensure that any information deemed to be “Proprietary Information” under the Confidentiality Agreement that is disclosed will be accorded confidential treatment. In the event that the Disclosing Party or its representatives shall have complied fully with the provisions of this Section 5.7 and the Confidentiality Agreement, such disclosure may be made by the Disclosing Party or its representatives without any liability.

5.8 Third Party Consents. As soon as practicable following the date hereof, Pathlore and SumTotal will each use all reasonable efforts to obtain all material consents, waivers and approvals under any of its or its Subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. All such consents and approvals are set forth in Section 5.8 of the Pathlore Schedules.

5.9 Notification of Certain Matters. SumTotal will give prompt notice to Pathlore, and Pathlore will give prompt notice to SumTotal, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, or any failure of SumTotal or Pathlore, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 6.2(a) or (b) or 6.3(a) or (b), as the case may be, would not be satisfied as a result thereof. Additionally, to the extent not otherwise publicly disclosed by SumTotal in its filings with the SEC, SumTotal will give prompt notice to Pathlore in the event SumTotal believes that a Material Adverse Effect shall have occurred at any time from the date of this Agreement to the Effective Time. Notwithstanding any of the foregoing, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.10 All Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of SumTotal and Pathlore under this Agreement:

(a) Each of the parties to this Agreement shall use all reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Pathlore or SumTotal or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Pathlore and SumTotal shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Pathlore and SumTotal shall use all their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the California Permit application or Information Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Pathlore and SumTotal agree that nothing contained in this Section 5.10(a) shall modify or affect their respective rights and responsibilities under Section 5.10(b).

(b) Each of the parties to this Agreement shall cause each of their respective Subsidiaries, to cooperate and to use all their respective reasonable efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively “Antitrust Laws”), if any, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to each use all reasonable efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Mergers or any other transactions contemplated by this Agreement under any Antitrust Law, provided, that, nothing in this Section 5.10 (including the parties’ efforts to obtain the California Permit) shall require either Pathlore or SumTotal (i) to license, sell, divest or dispose of any material assets or businesses of SumTotal or Pathlore or any of their respective Subsidiaries or (ii) otherwise take or commit to take any action that limits in any material respect the freedom of action with respect to, or the ability to retain, any of the assets or business of Pathlore or SumTotal or their respective Subsidiaries. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Pathlore agrees to cooperate and use all reasonable efforts to assist SumTotal (with SumTotal bearing any third-party costs incurred by Pathlore specifically requested by SumTotal to be incurred by Pathlore to comply with this covenant) in connection with the implementation and assessment of internal controls over financial reporting under the Sarbanes-Oxley Act and to take such other actions reasonably requested by SumTotal to further comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder by the SEC and Nasdaq.

5.11 Employee Benefits; Stock Options.

(a) Continuing Employees.

(i) At Closing, all employees of Pathlore who continue as employees of SumTotal or a Subsidiary of SumTotal at the effective time of the First Merger will be provided with employee benefits by the Surviving Entity or SumTotal which in the aggregate are comparable to those provided from time-to-time by SumTotal to its similarly situated employees in similar geographic regions; provided, that SumTotal may continue one or more Pathlore benefit plans following the Closing, which will be deemed comparable to a similar plan of SumTotal for purposes of this provision. For purposes of eligibility and vesting, each employee of Pathlore that becomes a participant in any employee benefit plan, program, policy or arrangement of SumTotal shall be given credit for all service prior to the Effective Time with Pathlore to the extent permissible under such plan, program, policy or arrangement except to the extent that such service credit will result in the duplication of benefits.

(ii) Effective no later than immediately preceding the effective time of the First Merger, Pathlore shall terminate any and all group severance, group separation or group salary continuation plans, programs or arrangements (other than severance arrangements contained in agreements with employees that would require consent of the employee to terminate that are disclosed on the Disclosure Schedules or contemplated hereby) that SumTotal elects to terminate by providing written notice to Pathlore within a reasonable time prior to the effective time of the First Merger (collectively, “Pathlore Terminating Plan(s)”). If SumTotal provides such notice to terminate the Terminating Plan(s) to Pathlore, no later than three (3) Business Days prior to the effective time of the First Merger, Pathlore shall provide SumTotal with evidence that such Pathlore Terminating Plan(s) have been terminated (effective no later than immediately preceding the Effective Time) pursuant to resolutions of the Pathlore Board.

(iii) No later than the day prior to the effective time of the First Merger, at SumTotal’s request, Pathlore shall terminate any Pathlore Plans that are intended to include a Code Section 401(k) arrangement (the “401(k) Plan”) or take such actions as SumTotal may reasonably request and reasonably deem necessary or appropriate to effect such termination or to assist in a transition of such 401(k) Plan into the SumTotal controlled group at the effective time of the First Merger, including the termination of the matching contribution program under the 401(k) Plan; provided that SumTotal makes such request in writing at least three (3) Business Days prior to the Closing.

(b) Pathlore Options. Assuming consummation of the Second Merger, SumTotal shall not assume any Pathlore Options or other Pathlore Stock Rights. Pathlore and its Board of Directors or appropriate committee thereof shall (i) cause all In-the-Money Pathlore Stock Rights to be exercised, if at all, prior to the effective time of the First Merger in accordance with Section 4.6 of the Pathlore Option Plan and (ii) cause all Pathlore Options or other Pathlore Stock Rights, in accordance with Section 7.8(b) of the Pathlore Option Plan and to the extent not previously exercised prior to the effective time of the First Merger, to be terminated effective upon the effective time of the Second Merger. Pathlore shall take all actions under the Pathlore Option Plan, including Section 7.8(b) thereof, to accomplish the foregoing. Without limiting the foregoing, Pathlore shall deliver proper notice at least twenty (20) days prior to the Closing Date, to each holder of a Pathlore Option pursuant to Section 7.8(b) of the Pathlore Option Plan informing such holder that such Pathlore Option will terminate upon the effective time of the Second Merger.

5.12 Spreadsheet. Pathlore has prepared and delivered to SumTotal a spreadsheet set forth on Section 5.12 of the Pathlore Schedules (the “Spreadsheet”), which sets forth, and at the Closing Date shall be updated and completed and certified by the Chief Executive Officer of Pathlore as true, complete and correct as of the Closing Date, and dated as of the Closing Date and shall set forth as of the Closing Date and immediately prior to the Effective Time: (a) the names of all the Pathlore Stockholders, holders of Pathlore Options and Pathlore Warrants and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Pathlore Capital Stock held by, or subject to the Pathlore Options or Pathlore Warrants held by such Persons and, in the case of outstanding shares, the respective certificate numbers, and in the case of outstanding options or warrants, the respective option or warrant numbers; (c) the exercise price per share in effect for each Pathlore Option or Pathlore Warrant; (d) the vesting status and schedule with respect to Pathlore Options and Pathlore Warrants; (e) the Disclosed Excess Expense Amount, the Merger Cash Amount, each Pathlore Stockholder’s Proportionate Interest in the Expense Reimbursement Amount, the Option Exchange Ratio, the Per Share Pathlore Preferred Stock Preference, the Aggregate Common Consideration, the Aggregate Preferred Consideration, the SumTotal Share Value, the Aggregate Pathlore Common Stock Amount, the Aggregate Pathlore Common Cash Amount, the Aggregate Pathlore Preferred Stock Amount, the Aggregate Pathlore Preferred Cash Amount, the Total Outstanding Participating Shares, the Total Outstanding Pathlore Common Stock and the Total Outstanding Pathlore Preferred Stock; (f) the amount of Merger Cash payable to each Pathlore Stockholder in exchange for the Pathlore Capital Stock held by such Persons (and in percentage and dollar terms, the amount of cash required to be deducted and withheld from such Persons for taxes, and if such deduction and withholding applies to particular cash payments or installments, the amount required for each such payment or installment); (g) the amount of Merger Stock payable to each Pathlore Stockholder in exchange for the Pathlore Capital Stock held by such Persons; (h) the number of shares of SumTotal Common Stock subject to and exercise price of each SumTotal Option issuable to each holder of Pathlore Options (and in percentage and dollar terms, the amount of cash or options required to be deducted and withheld from such Persons for taxes, and if such deduction and withholding applies to particular vesting installments, the amount required for each such installment); and (i) the Proportionate Interest of each Pathlore Stockholder as of the Effective Time in terms of both dollars and SumTotal Common Stock.

5.13 Nasdaq Listing. SumTotal agrees to use all reasonable efforts to cause the shares of SumTotal Common Stock issuable in connection with the First Merger (the “SumTotal Reserved Shares”),

upon official notice of issuance, to be authorized for quotation on the Nasdaq National Market.

5.14 Affiliate Agreements. Pathlore shall update Section 2.20 of the Pathlore Schedules as necessary to reflect changes from the date hereof. Pathlore shall use all reasonable efforts to cause each Person identified on Section 2.20 of the Pathlore Schedules who has not previously delivered an Affiliate Agreement to SumTotal to deliver to SumTotal not less than five (5) calendar days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit G hereto (each, an “Affiliate Agreement”).

5.15 Board of Directors. So long as not prohibited by its fiduciary duties, the Corporate Governance Committee of the SumTotal Board will take all actions within its power to cause the SumTotal Board, effective upon the effective time of the First Merger, to consist of up to nine (9) directors, eight (8) of whom shall have served on the Board of Directors of SumTotal immediately prior to the effective time of the First Merger and one (1) of whom shall be Steven Thomas who shall be appointed as a Class III director.

5.16 Notification Regarding Certain Employees. Prior to the Effective Time, Pathlore shall notify SumTotal within two (2) Business Days after it obtains Knowledge that (a) any of the individuals listed on Section 5.16 of the Pathlore Schedules shall cease to be employed by Pathlore, or (b) any Enumerated Employee intends to terminate such Enumerated Employee’s employment with Pathlore or SumTotal or Merger Sub prior to the Effective Time.

5.17 Disqualified Individuals Under 280G.

(a) Within a reasonable period of time after the last Business Day of each month after the date hereof and on or about the date which is five (5) Business Days prior to the Closing Date, Pathlore shall, as and to the extent necessary, deliver to SumTotal a certificate which sets forth any information which Pathlore reasonably believes would affect the determination of the persons who are, with respect to Pathlore or any Subsidiary of Pathlore, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as of the date of each such certificate.

(b) Pathlore shall obtain and deliver to SumTotal, prior to the initiation of the requisite Pathlore Stockholder approval procedure set forth in Section 5.17(c) below, a parachute payment waiver from each Person who Pathlore reasonably believes is, with respect to Pathlore or any Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite Pathlore Stockholder approval procedure under Section 5.17(c), and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person shall agree to waive any and all right or entitlement to the parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite Pathlore Stockholder approval of such parachute payments is obtained pursuant to Section 5.17(c).

(c) Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code (“Potential 280G Benefits”) shall have been approved by such number of Pathlore Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such Potential 280G Benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such regulations and in accordance with Section 5.4(d) of this Agreement, or, in the absence of such stockholder approval, none of the Potential 280G Benefits shall be paid or provided, pursuant to the waivers of the Potential 280G Benefits to be executed by the affected individuals in form and substance reasonably satisfactory to SumTotal.

5.18 Statement of Expenses. Pathlore shall provide SumTotal with a written statement (the “Statement of Expenses”) of Third Party Expenses incurred by Pathlore in connection with the Mergers, which shall be certified by the Chief Executive Officer of Pathlore and delivered to SumTotal one (1) Business Day prior to the Closing Date, and shall include final summary invoices and statements from all service providers to Pathlore with expenses set forth on the Statement of Expenses that such invoices cover all of their services rendered (or estimated to be rendered) on behalf of Pathlore in connection with this Agreement and the transactions contemplated hereby at or prior to the effective time of the First Merger (subject to Section 8.3, it being understood that Pathlore shall have no authority to authorize the incurrence of Third Party Expenses after the effective time of the First Merger).

5.19 SumTotal Negotiations. From and after the date hereof until the effective time of the First Merger or termination of this Agreement pursuant to Article VIII, SumTotal shall not, nor shall it authorize its officers, directors, employees, agents or affiliates to participate in any negotiations with, any Person or group (other than discussions with Pathlore) regarding (i) any acquisition of stock or assets of a third party by SumTotal or any of its Subsidiaries, or (ii) any merger, consolidation, recapitalization, liquidation or other similar transaction involving SumTotal or any of its Subsidiaries, in the case of each of (i) and (ii) which has the result that SumTotal or any of its Subsidiaries acquires a previously unaffiliated Person, which acquisition would be material to SumTotal so as to cause the delay of the consummation of the Mergers (each, a “Purchase Transaction”). SumTotal acknowledges that any such negotiations were terminated and suspended on the date of the Exclusivity Agreement. In no event will SumTotal accept or enter into an agreement concerning any Purchase Transaction.

5.20 Indemnification and Insurance.

(a) SumTotal shall cause all rights to indemnification existing in favor of those Persons who are officers and directors of Pathlore as of the date of this Agreement (the “Indemnified O&Ds”) for their acts and omissions occurring prior to the effective time of the First Merger (whether asserted or claimed prior to, at or after the effective time of the First Merger), whether provided in the Pathlore Certificate of Incorporation, bylaws or other charter documents (as in effect as of the date of this Agreement) to survive the Mergers and be observed by SumTotal or the Surviving Entity to the fullest extent permitted by the DGCL until not earlier than the sixth anniversary of the effective time of the First Merger.

(b) Prior to the effective time of the First Merger, Pathlore may, or after the effective time of the First Merger, SumTotal shall cause the Surviving Entity to, purchase a six-year “tail” prepaid policy (including individual riders) under Pathlore’s existing directors’ and officers’ insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified O&Ds currently covered by Pathlore’s officers’ and directors’ liability insurance policy in effect as of the date hereof, on terms, and in amounts and with scope of coverage comparable to those applicable to such policy; provided that the amount paid for such “tail” policy shall not exceed $90,000. It being agreed and understood that amounts paid by Pathlore for such “tail” policy shall not be considered for purposes of calculating the Expense Cap.

(c) This Section 5.20 shall survive the effective time of the First Merger, is intended to benefit the Surviving Entity and Pathlore’s current directors and officers who are covered by Pathlore’s officers’ and directors’ liability insurance policy in effect as of the date hereof and shall be enforceable by such individuals, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. In the event SumTotal, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party, shall assume the obligations set forth in this Section 5.20.

ARTICLE VI

CONDITIONS TO THE FIRST MERGER

6.1 Conditions to Obligations of Each Party to Effect the First Merger. The respective obligations of each party to this Agreement to effect the First Merger shall be subject to the satisfaction at or prior to the effective time of the First Merger of the following conditions, any of which may be waived, in writing, by Pathlore and SumTotal together:

(a) Stockholder Approval. Pathlore shall have obtained the Pathlore Stockholder Approval.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers or the issuance of the Merger Shares to the Pathlore Stockholders.

(c) California Permit. The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued the California Permit.

6.2 Additional Conditions to Obligations of Pathlore. The obligation of Pathlore to consummate and effect the First Merger shall be subject to the satisfaction at or prior to the effective time of the First Merger of each of the following conditions, any of which may be waived, in writing, exclusively by Pathlore:

(a) Representations and Warranties. The representations and warranties of SumTotal and Merger Sub contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respect on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties (other than those set forth in Sections 3.2 and 3.3) are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations and warranties), individually or in the aggregate, does not constitute a Material Adverse Effect with respect to SumTotal and Merger Sub. Pathlore shall have received a certificate with respect to the foregoing signed on behalf of SumTotal by the Chief Executive Officer and Chief Financial Officer of SumTotal.

(b) Agreements and Covenants. SumTotal and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the effective time of the First Merger, and Pathlore shall have received a certificate to such effect signed on behalf of SumTotal by a duly authorized officer.

(c) Material Adverse Change. Since the date of the Prior Agreement, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect with respect to SumTotal, determined without regard to whether such change constitutes a breach of a representation or warranty.

(d) Employee Severance Agreements. The Employee Severance Agreements entered into by each of the Enumerated Employees shall not have been revoked by SumTotal.

(e) Nasdaq Trading. There shall not have been a suspension in trading of SumTotal Common Stock on the Nasdaq National Market at any time during the five (5) trading days prior to and on the Closing Date.

(f) Nasdaq Listing. The SumTotal Reserved Shares shall be authorized for quotation on the Nasdaq National Market.

(g) Legal Opinion. Pathlore shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation in substantially the form attached hereto as Exhibit I.

6.3 Additional Conditions to the Obligations of SumTotal. The obligations of SumTotal to consummate and effect the First Merger shall be subject to the satisfaction at or prior to the effective time of the First Merger of each of the following conditions, any of which may be waived, in writing, exclusively by SumTotal:

(a) Representations and Warranties. The representations and warranties of Pathlore contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respect on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties (other than those set forth in Sections 2.2 and 2.3) are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations and warranties), individually or in the aggregate, does not constitute a Material Adverse Effect with respect to Pathlore; provided further, that satisfaction of the foregoing condition pursuant to the immediately preceding clause shall not affect in any way the rights of SumTotal to seek indemnification pursuant to the terms of Article VII hereof for Losses arising out of the failure of any representation or warranty to be so true and correct. SumTotal shall have received a certificate with respect to the foregoing signed on behalf of Pathlore by the Chief Executive Officer and the Chief Financial Officer of Pathlore.

(b) Agreements and Covenants. Pathlore shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the effective time of the First Merger, and the SumTotal shall have received a certificate to such effect signed on behalf of Pathlore by the Chief Executive Officer and the Chief Financial Officer of Pathlore.

(c) Material Adverse Change. Since the date of the Prior Agreement, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect with respect to Pathlore, determined without regard to whether such change constitutes a breach of a representation or warranty.

(d) Third Party Consents. SumTotal shall have been furnished with evidence satisfactory to it that Pathlore has obtained all consents, approvals and waivers set forth on Section 5.8 of the Pathlore Schedules and any additional material consents, approvals or waivers with respect to agreements, contracts, licenses or leases that Pathlore failed to disclose on Section 5.8 of the Pathlore Schedules.

(e) Resignation of Pathlore Directors and Officers. The directors and officers of Pathlore and each of its Subsidiaries in office immediately prior to the effective time of the First

Merger shall have resigned as directors and officers of the Surviving Entity and each of its Subsidiaries, respectively, effective immediately following the effective time of the First Merger.

(f) Dissenting Shares. Immediately prior to the effective time of the First Merger, no more than five percent (5%) of the outstanding shares of Pathlore Capital Stock shall constitute Dissenting Shares.

(g) Employee Severance Agreements. The Employee Severance Agreements entered into by each of the Enumerated Employees shall not have been revoked by any of the Enumerated Employees (it being understood that a termination of employment shall not in and or itself constitute a revocation of such Employee Severance Agreement).

(h) Statement of Expenses. SumTotal shall have received from Pathlore the Statement of Expenses pursuant to Section 5.18 of this Agreement.

(i) Section 280G Approval or Disapproval. The Pathlore Stockholders shall have (i) approved by the requisite vote any Potential 280G Benefits or (ii) voted upon such Potential 280G Benefits and the requisite vote shall not have been obtained with respect to the Potential 280G Benefits such that any disqualified individual (as such term is defined in the regulations promulgated under Section 280G) shall forfeit any Potential 280G Benefits.

(j) Termination of Pathlore Employee Plans. Upon request by SumTotal, Pathlore shall have provided SumTotal with resolutions of the Pathlore Board terminating the Pathlore Terminating Plans and the 401(k) Plan referred to in Section 5.9 of this Agreement.

(k) Legal Opinion. SumTotal shall have received a legal opinion form Kirkland & Ellis LLP, legal counsel to Pathlore, in substantially the form attached as Exhibit J to this Agreement.

(l) Pathlore Stockholders Agreement. SumTotal shall have received confirmation in a form reasonably satisfactory to SumTotal that the Pathlore Stockholders Agreement has been terminated.

(m) Pathlore Registration Agreement. SumTotal shall have received confirmation in a form reasonably satisfactory to SumTotal that the Pathlore Registration Agreement has been terminated.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; ESCROW

7.1 Survival of Representations, Warranties and Covenants.

(a) Pathlore. The representations, warranties and covenants (other than covenants expressly to be performed after the Closing) of Pathlore contained in the Agreement, including but subject to the Pathlore Schedules, or in any certificate delivered at Closing pursuant to the Agreement, shall survive the Closing and shall terminate at 11:59 p.m. Pacific time on the date that is twelve (12) months following the Closing Date (the “Escrow Termination Date”); provided, however, that the representations and warranties shall not terminate with respect to any claims specified in any Officer’s Certificate delivered to the Stockholder Representative prior to the Escrow Termination Date in accordance with Section 7.3(d) until such claims are finally resolved pursuant to the terms of Article VII of this Agreement. Notwithstanding the foregoing, in the case of any fraud or willful breach of a representation or warranty or intentional breach of a pre-closing covenant by Pathlore, the representations and/or warranties and/or pre-closing covenants that are the subject of such fraud or willful breach, shall not terminate until 11:59 p.m. Pacific time on the day of expiration of the applicable statute of limitations. The representations, warranties and pre-closing covenants made by Pathlore, and the rights and remedies that may be exercised by the Indemnified Parties shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their representatives.

(b) SumTotal and Merger Sub. The representations, warranties and covenants (other than those covenants expressly to be performed following the Closing) of SumTotal and Merger Sub contained in this Agreement, or in any certificate, schedule or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. Notwithstanding anything to the contrary herein, it is agreed and understood that, nothing herein or otherwise shall limit the Pathlore Stockholders from asserting any cause of action or claim arising under the Securities Act or the Exchange Act (and the rules promulgated under each of them) or applicable state securities laws.

7.2 Indemnification by Pathlore Stockholders.

(a) Scope of Indemnification. From and after the Effective Time, the Pathlore Stockholders who have received, or shall be entitled to receive, Merger Consideration pursuant to Section 1.7 of this Agreement (the “Indemnitors”), shall indemnify and hold harmless, and the Escrow Fund shall be available to compensate, each of SumTotal and its officers, directors and affiliates, including the Surviving Entity (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any Losses paid, incurred, accrued or sustained by the Indemnified Parties (regardless of whether or not such Losses are related to any third-party claim) and which arise from or as a result of the following (it being understood that without limiting an Indemnified Party’s right to recover from the Escrow Fund fully for any particular Loss, a Pathlore Stockholder shall only be responsible to indemnify the Indemnified Party, by virtue of such stockholder’s participation in the Escrow Fund, for an amount equal to such stockholder’s Proportionate Interest with respect to such Loss):

(i) without giving effect to any update of or modification to the Pathlore Schedules made or purported to be made after the date of this Agreement, any breach of any representation or warranty made by Pathlore in this Agreement, including and subject to the Pathlore

Schedules, or in any certificate delivered by Pathlore at the Closing, or any failure of any such representation or warranty to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation and warranty were made as of the Closing Date), or in the case of representations and warranties which by their terms speak only as of a specific date or dates, to be true and correct as of such specific date or dates;

(ii) any breach of any covenant or obligation of Pathlore in this Agreement required to be performed prior to the Closing Date;

(iii) any Excess Payments to Dissenting Stockholders;

(iv) any Undisclosed Excess Expense Amount; or

(v) any Agreed Claim (as provided in Section 7.2(i)).

(b) Surviving Entity Losses. It is understood and agreed that if the Surviving Entity suffers, incurs or otherwise becomes subject to any Losses indemnifiable under Section 7.2(a) as a result of or in connection with any inaccuracy in or breach of any representation, warranty, pre-closing covenant or obligation set forth in this Agreement, including the Pathlore Schedules, or in any certificate delivered by Pathlore at the Closing, then (without limiting any of the rights of the Surviving Entity as an Indemnified Party), SumTotal shall also be deemed, by virtue of its ownership of the stock of the Surviving Entity, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

(c) Threshold. Subject to the exceptions set forth in this Section 7.2(c) and Section 7.2(i), the Indemnitors shall not be required to make any indemnification payment pursuant to (i) Section 7.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement or (ii) Section 7.2(a)(ii) for any breach of a covenant in this Agreement (other than knowing breaches of covenants) unless the aggregate amount of all such Losses exceeds on a cumulative and aggregate basis $250,000 (the “Threshold Amount”), in which case such Indemnified Party shall be entitled to recover all Losses indemnifiable hereunder in excess of the Threshold Amount, subject to Sections 7.2(d), (e), (f), (g) and (h). Notwithstanding the foregoing, SumTotal shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (X) Losses incurred pursuant to Sections 7.2(a)(ii) (only with respect to knowing breaches of covenants), 7.2(a)(iii), 7.2(a)(iv) and 7.2(a)(v) hereof, (Y) claims in respect of fraud or willful breach of this Agreement, including the Pathlore Schedules, or any certificate delivered by Pathlore at the Closing, or (Z) Losses that arise from or as a result of any inaccuracy in or breach of any representation or warranty of Pathlore contained in Section 2.2 or Section 2.3 of the Agreement.

(d) No Contribution. Each Indemnitor in its capacity as a Pathlore Stockholder waives and acknowledges and agrees that he/she/it will not have and shall not exercise or assert (or attempt to exercise or assert) any right against Pathlore or any of its Subsidiaries or the Surviving Entity of contribution, right of indemnity of other right or remedy in connection with any indemnification obligation of such Indemnitor under Section 7.2 hereof. This provision is not intended to otherwise limit the operation of Section 5.20 hereof.

(e) Indemnification Procedures. If an Indemnified Party seeks indemnification under this Article VII, the Indemnified Party shall deliver an Officer’s Certificate to (x) the Stockholder Representative and Escrow Agent if making a claim against the Escrow Fund pursuant to Section 7.3(d), or (y) the Stockholder Representative if making a claim other than against the Escrow Fund.

(f) Escrow as the Sole Remedy. Notwithstanding anything to the contrary herein, if the First Merger is consummated, the Escrow Fund shall be the sole and exclusive remedy for any claim made by any of the Indemnified Parties for Losses resulting from, arising out of or relating to this Agreement, including the Pathlore Schedules or any certificate delivered by Pathlore at the Closing, and the First Merger, other than Losses resulting from fraud in connection with this Agreement, including the Pathlore Schedules or any certificate delivered by Pathlore at the Closing.

Notwithstanding anything contained herein to the contrary, nothing shall prohibit SumTotal from seeking and obtaining recourse against a Pathlore Stockholder in the event that SumTotal issues to such Pathlore Stockholder, or any of them, more than the Merger Consideration to which such stockholder is entitled pursuant to Article I of this Agreement.

(g) Insurance Proceeds. Losses that may be recovered from the Escrow Fund shall take account of and be reduced by the amount of any insurance proceeds actually recovered by the Indemnified Party in respect thereof less that portion of any premium increase in the next policy period that results from the assertion of such claim. Nothing in this Section 7.2(g) shall obligate any Indemnified Party to obtain or maintain insurance with respect to any matters for which it is entitled to seek indemnification under this Agreement.

(h) Mitigation. SumTotal agrees that in the event of Losses that may be offset against the remaining Pathlore payment obligations under that certain Stock Purchase Agreement, dated as of August 11, 2004, by and between Pathlore and David Kripke (the “DK Agreement”), SumTotal shall first offset against such future payments to the extent permissible under Section 9.04 of the DK Agreement before obtaining recovery from the Escrow Fund (it being understood that if SumTotal cannot offset its Losses pursuant to the DK Agreement without objection from David Kripke, (the “DK Losses”) then such DK Losses may be recovered in accordance with the provisions of Section 7.2). In the event that David Kripke raises an objection to the right of offset asserted by SumTotal, the Stockholder Representative may, at its sole cost and expense, dispute and pursue such objection on behalf of SumTotal and, if successful, any recovery shall be deposited into the Escrow Fund to replace Losses paid to SumTotal if and only if an Indemnified Party has not recovered the DK Losses in accordance with Article VII. If an Indemnified Party has recovered its DK Losses in accordance with this Article VII, then the Stockholder Representative shall be entitled to retain and distribute to the Pathlore Stockholders any recovery in respect of the challenged objection to the right of set off asserted by SumTotal obtained by the Stockholder Representative in connection with the challenge of the objection.

(i) Agreed Claims. Section 2.10(b) of the Pathlore Schedules sets forth the treatment of certain third-party claims (each, an “Agreed Claim”) for purposes of the application of the provisions of Article VII. Except as set forth in Section 2.10(b) of the Pathlore Schedules, nothing herein shall modify the rights and obligations set forth in Article VII, which shall continue to apply to each Agreed Claim. Notwithstanding anything to contrary herein, other than Sections 7.2(e), 7.2(f) and 7.2(g), (i) Losses sought to be recovered pursuant to Section 7.2(a)(v) shall be indemnifiable solely and exclusively in accordance with the limitations set forth in Section 2.10(b) of the Pathlore Schedules, and (ii) indemnification for any Agreed Claim shall be sought solely and exclusively under Section 7.2(a)(v).

7.3 Escrow Arrangements.

(a) Escrow Fund. As soon as practicable after the Effective Time, SumTotal will deposit the Escrow Amount with the Escrow Agent, such deposit to constitute the Escrow Fund to be governed by the terms set forth herein and at SumTotal’s cost and expense. The portion of the Escrow Amount contributed with respect to each of the Pathlore Stockholders shall be in proportion to the aggregate Merger Consideration to which each such Pathlore Stockholder would otherwise be entitled to receive pursuant to Section 1.7. The Escrow Amount shall be allocated in proportion to the number of Merger Shares and amount of Merger Cash payable at the Effective Time to each of the Pathlore Stockholders.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Pacific time on the Escrow Termination Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to (and only to) such amount that is reasonably necessary to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer’s Certificate delivered to the Escrow Agent and Stockholder Representative prior to termination of such Escrow Period (“Eligible Claims”). As soon as all Eligible Claims have been resolved pursuant to the terms hereof, the Escrow Agent shall transfer to the Pathlore Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy the Eligible Claims. To the extent the Escrow Fund exceeds the amount of Eligible Claims on or after the Escrow Termination Date, the Escrow Agent shall transfer to the Pathlore Stockholders the amount, if any, of any excess above the amount of the Eligible Claims then remaining in the Escrow Fund.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. All income earned on the cash in the Escrow Fund, if any, shall become part of, and be held as an additional portion of the Escrow Fund in proportion to each Pathlore Stockholder’s original share of the Escrow Fund. The parties hereto agree that the Pathlore Stockholders, based on each Pathlore Stockholder’s Proportionate Interest, shall be the owners of any cash contained in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of cash contained in the Escrow Fund shall be treated for Tax purposes as earned by such Pathlore Stockholder. At the end of each calendar year, an amount equal to the income earned from the investment of cash contained in the Escrow Fund for the preceding taxable year (or portion thereof) shall be distributed to the Pathlore Stockholders in proportion to each applicable stockholder’s Proportionate Interest.

(ii) Any shares of SumTotal Common Stock or other equity securities issued or distributed by SumTotal (including shares issued upon a stock split) (“New Shares”) in respect of shares of SumTotal Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by SumTotal shall be added to the Escrow Fund and become a part thereof. Cash dividends on SumTotal Common Stock and New Shares issued in respect of shares of SumTotal Common Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by SumTotal shall not be added to the Escrow Fund but shall be distributed to the Pathlore Stockholders in proportion to their Proportionate Interest in the Escrow Fund.

(iii) Each Pathlore Stockholder shall be entitled to control the vote of such stockholder’s Proportionate Interest in the shares of SumTotal Common Stock held in the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of SumTotal Common Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed by the respective stockholders in writing.

(iv) So long as the closing sales price for one share of SumTotal Common Stock as reported on the Nasdaq National Market on the day before any sale under this Section 7.3(c)(iv) is equal to or greater than the SumTotal Stock Price, the Stockholder Representative, on behalf of the Pathlore Stockholders, may from time to time direct the Escrow Agent to sell Escrow Shares for cash, and the proceeds (net of ordinary and reasonable commissions) of any such sale shall be added to the Escrow Fund and be available for recovery under Section 7.2. In connection with any sale of Escrow Shares pursuant to this Section 7.3(c)(iv), the Escrow Agent shall be entitled to receive and rely upon written direction from the Stockholder Representative as to the manner and method to carry out such sale, including without limitation (i) identifying the number of shares to be sold, (ii) identifying the brokerage firm the Stockholder Representative requests to be used or instructing the Escrow Agent to use its affiliated brokerage service, and (iii) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instructions).

(v) The Escrow Agent shall invest and reinvest the Escrow Fund at the joint written instructions of SumTotal and the Stockholder Representative. In the absence of joint written directions from SumTotal and the Stockholder Representative, the Escrow Fund shall be invested in a U.S. Bank Money Market account. The joint written instructions shall specify that the Escrow Fund shall be invested in any one or combination of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit, of or time deposits with, any commercial bank that issues commercial paper (rated as described in clause (c) below), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper issued by any corporation organized under the laws of any State of the United States, rated at least “Prime-1” (or then equivalent grade) by Moody’s Investors Services, Inc. or “A-1” (or then equivalent grade) by Standard & Poors, Inc. or (d) money market funds that invest solely in direct obligations of the U.S. government.

(d) Claims Upon Escrow Fund. Subject to Section 7.2(e) and Section 7.2(i) hereof, upon receipt by the Escrow Agent and the Stockholder Representative at any time on or before the last day of the Escrow Period of a certificate signed by any officer of SumTotal (an “Officer’s Certificate”): (i) stating that an Indemnified Party has paid, incurred, accrued, sustained or reasonably anticipates that it will have to pay, incur, accrue or sustain Losses indemnifiable under Section 7.2(a), and (ii) specifying in reasonable detail the amount of such Loss, the individual items of Losses included in the amount so stated, the date each such item was paid, incurred, accrued or sustained, and the basis for such reasonably anticipated payment, incurrence, accrual or sustaining, and the nature of the misrepresentation, breach of warranty or pre-closing covenant, Excess Payment to Dissenting Stockholder(s) or Undisclosed Excess Expense Amount to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) and Section 7.2(i) hereof, transfer to SumTotal out of the Escrow Fund, as promptly as practicable, funds and shares of SumTotal Common Stock held in the Escrow Fund in an amount equal to such Losses. With respect to each Pathlore Stockholder, such payments from the Escrow Fund will be made by multiplying the amount of the aggregate payment from the Escrow Fund by such Pathlore Stockholder’s Proportionate Interest and shall be allocated between the cash and stock contributed to the Escrow Fund attributable to such Pathlore Stockholder in the ratio of the cash and stock originally deposited in the Escrow Account. Prior to any distribution of cash or stock from the Escrow Fund to SumTotal, the Pathlore Stockholders or the Stockholder Representative, SumTotal and the Stockholder Representative shall deliver a certificate to the Escrow Agent showing the remaining balance of the amount of shares and cash held in the Escrow Fund after giving effect to such distribution. For purposes of determining the number of shares of SumTotal Common Stock to be delivered to SumTotal out of the Escrow Fund pursuant to this Section 7.2(d), the shares of SumTotal Common Stock shall be valued at the SumTotal Stock Price.

(e) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative (with receipt by the Stockholder Representative confirmed by the Escrow Agent) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no transfer to

SumTotal of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall transfer the funds from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such transfer may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) -day period.

(f) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate as provided in Section 7.3(e) hereof, the Stockholder Representative and SumTotal shall attempt in good faith to resolve all existing disputes and, if possible, agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and SumTotal should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiations for thirty (30) days after receipt by the Escrow Agent of the written objection of the Stockholder Representative, either SumTotal or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. SumTotal and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. In addition, the arbitrators shall be empowered to require any one or more of the parties to bear all or any portion of the costs and fees incurred as a result of the arbitration in the event that the arbitrators determine a party has acted unreasonably or in bad faith in connection with the negotiation or resolution of the underlying claim that is the subject of such arbitration. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New Castle County, Delaware administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures as then in effect. The non-prevailing party to an arbitration (as determined by the arbitrator) shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys fees and costs, incurred by the other party to the arbitration. In any arbitration where the Stockholder Representative is the non-prevailing party, all such expenses, fees and costs shall be paid out of the Escrow Amount after all distributions to SumTotal are made in satisfaction of any such claims and prior to any distribution to the Pathlore Stockholders.

(g) Third-Party Claims. In the event SumTotal becomes aware of a third-party claim, action or proceeding that SumTotal reasonably believes may result in a demand against the Escrow Fund, SumTotal shall promptly notify the Stockholder Representative of such claim, action or proceeding, and the Stockholder Representative shall be entitled, at its expense, to participate in any defense of such claim. If there is a third-party claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim (including reasonable counter-claims), regardless of the outcome of such claim, shall be deemed Losses hereunder and shall be subject to the limitations set forth in Section 2.10(b) of the Pathlore Schedules with respect to Agreed Claims (it being understood that any amounts awarded in connection with any such counter-claims shall be first offset against any Losses subject to indemnification (and limits thereto) hereunder and incurred in connection with the underlying third-party claim). SumTotal shall have the right in its sole discretion to control the defense of all such claims and to settle all such claims; provided, however, that SumTotal shall not settle any third-party claims without the prior written consent of the Stockholder Representative, which consent will not be unreasonably withheld or delayed. To the extent the Stockholder Representative presents the Indemnified Party with a bona fide offer from the third-party claimant regarding a settlement for money damages in an amount which, taken together with all Losses relating to the underlying third-party claims, is less than the value remaining in the Escrow Fund that is not already subject to existing claims pursuant to an Officer’s Certificate or Certificates, and which offer includes no material obligations or restrictions on SumTotal or its business other than the payment of money damages, then SumTotal may elect to (A) settle the third-party claims on the proposed terms and conditions of the proposed settlement in which case SumTotal shall recover the full amount of such settlement (and related Losses) from the Escrow Fund pursuant to Article VII without any objection from the Stockholder Representative, subject to the limitations on recovery provided in Section 7.2(i) with respect to Agreed Claims or (B) reject the settlement in which case SumTotal agrees and acknowledges that is shall thereafter be responsible for all Losses in excess of the proposed settlement offer (including litigation expenses incurred thereafter). The Indemnified Party shall keep the Stockholder Representative informed of any settlement proposals and the parties shall consult and cooperate with each other in good faith in connection with any such third-party claims.

(h) Stockholder Representative; Power of Attorney.

(i) In the event that the First Merger is approved, effective upon such vote, and without further act of any stockholder, Mr. James Collis shall be appointed as agent and attorney-in-fact (the “Stockholder Representative”) for each Pathlore Stockholder (except such stockholders, if any, as shall have exercised their dissenters’ rights under the DGCL), for and on behalf of the Pathlore Stockholders, to do and perform every act and thing required or permitted to be done by any Pathlore Stockholder in connection with Article VII of this Agreement and the matters contemplated thereby, including to give and receive notices and communications, to authorize delivery to SumTotal of cash and stock from the Escrow Fund in satisfaction of claims by SumTotal, to object to such deliveries, to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as deemed necessary or prudent, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Pathlore Stockholders from time to time upon not less than thirty (30) days prior written notice to SumTotal; provided that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. The out-of-pocket fees and expenses incurred by the Stockholder Representative in connection with the performance of his duties and obligations hereunder shall be paid first from the Expense Reimbursement Amount in accordance with Section 1.7(e). Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Pathlore Stockholders. The Stockholder Representative shall notify each of the Pathlore Stockholders, at the address set forth on the Spreadsheet (or such other address delivered in writing to the Stockholder Representative), of any claim made by an Indemnified Party hereunder pursuant to Section 7.3(d).

(ii) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative in good faith, absent bad faith or willful misconduct. The Pathlore Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative from the Escrow Fund and hold the Stockholder Representative harmless against any loss, liability or expense incurred without bad faith or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. Subject to Section 1.7(e), all other reasonable expenses incurred by the Stockholder Representative shall be paid out of the Escrow Amount after all distributions to SumTotal are made in satisfaction of any claims on the Escrow Fund and prior to any distribution to the Pathlore Stockholders.

(i) Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all the Pathlore Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and SumTotal may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each such Pathlore Stockholder. The Escrow Agent and SumTotal are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(j) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of SumTotal and the Stockholder Representative, and may rely on and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or the arbitrators, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.

(v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds held in escrow and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorneys fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to SumTotal and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: SumTotal and the Stockholder Representative shall use all reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If SumTotal and the Stockholder Representative fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by SumTotal. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by SumTotal for such extraordinary services and reimbursed for all costs, attorneys fees, and expenses occasioned by such default, delay, controversy or litigation.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Pathlore:

(a) by mutual written consent duly authorized by the boards of directors of SumTotal and Pathlore;

(b) by either Pathlore or SumTotal if the Closing shall not have occurred by January 2, 2006 (the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has prevented the consummation of the transactions contemplated hereby prior to the End Date and such action or failure to act constitutes a breach of this Agreement for so long as such breach causes such prevention;

(c) by either Pathlore or SumTotal if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the First Merger, which order, decree or ruling is final and nonappealable;

(d) by SumTotal if the Pathlore Stockholder Approval has not been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to SumTotal if its action or failure to act has been a principal cause of the failure of the First Merger to occur on or before such date and such action or failure to act by SumTotal constitutes a breach of this Agreement;

(e) by Pathlore, upon a breach of any representation, warranty, covenant or agreement on the part of SumTotal set forth in this Agreement, or if any representation or warranty of SumTotal shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in SumTotal’s representations and warranties or breach by SumTotal is curable by SumTotal within the earlier of thirty (30) days or the date set forth in Section 8.1(b) through the exercise of all reasonable efforts, then Pathlore may not terminate this Agreement under this Section 8.1(e) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 8.1(b) after delivery of written notice from Pathlore to SumTotal of such breach, provided SumTotal continues to exercise all reasonable efforts to cure such breach (it being understood that Pathlore may not terminate this Agreement pursuant to this paragraph (e) if such breach by SumTotal is cured during such period); or

(f) by SumTotal, upon a breach of any representation, warranty, covenant or agreement on the part of Pathlore set forth in this Agreement, or if any representation or warranty of Pathlore shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Pathlore’s representations and warranties or breach by Pathlore is curable by Pathlore within the earlier of thirty (30) days or the date set forth in Section 8.1(b) through the exercise of all reasonable efforts, then SumTotal may not terminate this Agreement under this Section 8.1(f) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 8.1(b) after delivery of written notice from SumTotal to Pathlore of such breach, provided Pathlore continues to exercise all reasonable efforts to cure such breach (it being understood that SumTotal may not terminate this Agreement pursuant to this paragraph (f) if such breach by Pathlore is cured during such period).

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be contemplated by Section 8.1(e) and 8.1(f)). In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party hereto shall have any liability hereunder, except (i) as set forth in Section 5.3(c), this Section 8.2, Section 8.3 and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. This Section 8.2 shall not impair the right of any party to compel specific performance by another party of its obligations hereunder.

8.3 Fees and Expenses. Whether or not the First Merger is consummated, all fees and expenses incurred in connection with the Mergers including, without limitation, all legal, accounting, financial advisory, consulting, investment banking and all other fees and expenses of third parties (excluding amounts paid pursuant to Section 5.18(b), “Third Party Expenses”) incurred by a party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that in the event that the First Merger is consummated, SumTotal agrees to pay at Closing up to an aggregate of $700,000 (the “Expense Cap”) in reasonable and documented Third Party Expenses incurred by Pathlore in connection with the Mergers and listed on the Statement of Expenses; and provided, further, that to the extent the aggregate Third Party Expenses listed on the Statement of Expenses exceed the Expense Cap, the Merger Cash Amount shall be reduced dollar-for-dollar (such excess being, the “Disclosed Excess Expense Amount”). Any Third Party Expenses incurred by Pathlore in connection with the Mergers in excess of the Expense Cap that are not reflected in full on the Statement of Expenses (collectively the “Undisclosed Excess Expense Amount”) shall be subject to the indemnification procedures set forth in Section 7.2 (it being understood that Third Party Expenses not included on the Statement of Expenses, but incurred after the Closing Date and, which together with those Third Party Expenses disclosed on the Statement of Expenses, are not in excess of the Expense Cap, shall not be deemed to be part of the Undisclosed Excess Expense Amount and shall be paid by SumTotal).

8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“280G Consent” has the meaning set forth in Section 5.4(d).

“401(k) Plan” has the meaning set forth in Section 5.11(a)(iii).

“Affiliate Agreement” has the meaning set forth in Section 5.14.

“Affiliate Stockholders” has the meaning set forth in the recitals.

“Aggregate Common Consideration” has the meaning set forth in Section 1.7(b)(ii).

“Aggregate Preferred Consideration” has the meaning set forth in Section 1.7(a)(ii).

“Aggregate Pathlore Common Cash Amount” means the product obtained by multiplying (x) the Pathlore Common Per Share Cash Consideration by (y) the Total Outstanding Pathlore Common Stock.

“Aggregate Pathlore Common Stock Amount” means the product obtained by multiplying (x) the Pathlore Per Share Common Stock Amount by (y) the Total Outstanding Pathlore Common Stock.

“Aggregate Pathlore Preferred Cash Amount” means the product obtained by multiplying (x) the Pathlore Preferred Per Share Cash Consideration by (y) the Total Outstanding Pathlore Preferred Stock.

“Aggregate Pathlore Preferred Stock Amount” means the product obtained by multiplying (x) the Pathlore Preferred Per Share Stock Consideration by (y) the Total Outstanding Pathlore Preferred Stock.

“Agreed Claim” has the meaning set forth in Section 7.2(i).

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 5.10(b).

“Audited Pathlore Financials” has the meaning set forth in Section 2.5(a).

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in San Francisco, California are closed.

“California Permit” has the meaning set forth in Section 2.4(b).

“Certificates” means certificates which immediately prior to the Effective Time represented outstanding shares of Pathlore Capital Stock as set forth in Section 1.9(d).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” has the meaning set forth in Section 2.12(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.5(c).

“Consents” has the meaning set forth in Section 5.4(d).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license,

sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any kind or nature.

“DGCL” has the meaning set forth in the recitals.

“Disclosed Excess Expense Amount” has the meaning set forth in Section 8.3.

“Disclosing Party” has the meaning set forth in Section 5.7.

“Dissenting Shares” has the meaning set forth in Section 1.8(b).

“Dissenting Stockholder” has the meaning set forth in Section 1.8(c).

“DK Agreement” has the meaning set forth in Section 7.2(h).

“DK Losses” has the meaning set forth in Section 7.2(h).

“DOL” has the meaning set forth in Section 2.12(b).

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Eligible Claims” has the meaning set forth in Section 7.3(b).

“End Date” has the meaning set forth in Section 8.1(b).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Severance Agreement” has the meaning set forth in the recitals.

“Enumerated Employees” has the meaning set forth in the recitals.

“Environmental Laws” has the meaning set forth in Section 2.14(b).

“ERISA” has the meaning set forth in Section 2.12(a).

“Escrow Agent” means U.S. Bank National Association, as escrow agent as set forth in Article VII of this Agreement.

“Escrow Amount” has the meaning set forth in Section 1.7(d).

“Escrow Cash” has the meaning set forth in Section 1.7(d).

“Escrow Fund” has the meaning set forth in Section 1.7(d).

“Escrow Period” has the meaning set forth in Section 7.3(b).

“Escrow Shares” has the meaning set forth in Section 1.7(d).

“Escrow Termination Date” has the meaning set forth in Section 7.1(a).

“Excess Payments” has the meaning set forth in Section 1.8(e).

“Exchange Act” has the meaning set forth in Section 3.6(a).

“Exchange Agent” has the meaning set forth in Section 1.9(a).

“Exchange Fund” has the meaning set forth in Section 1.9(c).

“Exclusivity Agreement” means that certain letter agreement, dated as of January 19, 2005, by and between SumTotal and Pathlore, as first amended on February 25, 2005 and then amended on June 27, 2005.

“Expense Cap” has the meaning set forth in Section 8.3.

“Expense Reimbursement Amount” has the meaning set forth in Section 1.7(e)(i).

“Fairness Hearing Law” has the meaning set forth in Section 2.4(b).

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Merger” has the meaning set forth in the recitals.

“First Merger Surviving Entity” has the meaning set forth in Section 1.1(a).

“Founder’s Agreement” has the meaning set forth in the recitals.

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Entity” means any:

(a) federal, provincial, state, local, municipal, foreign, or other government;

(b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(c) multi-national organization or body; or

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” has the meaning set forth in Section 2.14(b).

“HSR Act” has the meaning set forth in Section 2.4(b).

“Indemnified O&Ds” has the meaning set forth in Section 5.20(a).

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnitors” has the meaning set forth in Section 7.2(a).

“Information Statement” has the meaning set forth in Section 5.2.

“Intellectual Property” has the meaning set forth in Section 2.8.

“Interim Financials” has the meaning set forth in Section 2.5(a).

“In-The-Money Pathlore Stock Right” shall mean any Pathlore Stock Right that has an exercise price per share immediately prior to the effective time of the First Merger that is less than or equal to the Per Share Common Consideration, except as set forth on Schedule 2.2 of the Pathlore Disclosure Schedule.

“IRS” has the meaning set forth in Section 2.12(b).

“Knowledge” means, with respect to any matter in question as of the particular date of determination, (a) with respect to Pathlore, the actual knowledge as of such date, of Steven Thomas, George A. Troutman, J. Brendan Herron, Jr., Leonard Greenberg and, solely for the purposes of Section 2.12, Mariann Stopyra, and, solely for the purposes of Section 2.8, Joe Keller; and (b) with respect to SumTotal, the actual knowledge of R. Andrew Eckert, Neil Laird, Erika Rottenberg and Dave Crussell.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capitalized lease obligation or other title retention agreement, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Losses” means any loss, liability, claim, damage, cost or expense (including reasonable attorneys’ fees and expenses of investigation and defenses) incurred by an Indemnified Party, whether or not involving a third party claim; provided, however, Losses shall in no event include any special, consequential, punitive or treble damages, lost profits, multiples of profits or diminutions of value (except to the extent such amounts are paid or payable to a third party by an Indemnified Party).

“Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (each an “Effect”) that, individually or in the aggregate with other such Effects, is or could reasonably be expected to be (i) materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) would materially impede the ability of such party to consummate the transaction contemplated by this Agreement; provided, however, that for purposes of subsection (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect of such entity: (A) the decrease in such entity’s stock price in and of itself or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections in and of itself (it being understood that this clause (A) shall not exclude or in any way limit any facts and circumstances that cause any change in stock price or any failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections from being deemed to be (or from being taken into account in determining) a Material Adverse Effect), (B) any Effect on the business of the entity and its Subsidiaries taken as a whole to the extent resulting from (x) the public announcement of the transactions contemplated hereby (including any actions by customers or competitors, loss of personnel or customers or the delay or cancellation of orders for services and products, in each case resulting from the public announcement of the transaction contemplated hereby), (y) changes affecting the software industry generally or (z) changes affecting the United States economy generally (it being understood that clauses (y) and (z) shall not exclude, in the case of a Material Adverse Effect with respect to either party, any change affecting the software industry generally and the United States economy generally that materially and disproportionately impacts such party) or (C) the failure of SumTotal to retain and be able to use any of its net operating loss carryforwards.

“Merger Cash” means cash consideration paid or payable pursuant to Section 1.7.

“Merger Cash Amount” means $29,175,000 plus (A) an amount equal to the product of (x) the number of shares issued in respect of Pathlore Options exercised between the date of this Agreement up through and including the effective time of the First Merger multiplied by (y) the Per Share Common Consideration (with (i) each share of SumTotal Common Stock being valued at $5.15, (ii) the Merger Cash Amount being valued at $29,175,000 and (iii) excluding from the definition of Total Outstanding Pathlore Common Stock the number of shares issued in respect of Pathlore Options exercised between the date hereof through and including the effective time of the First Merger, in each case solely for the purpose of calculating the Per Share Common Consideration in this clause (y)), minus (B) the Disclosed Excess Expense Amount, if any.

“Merger Cash Ratio” means the quotient (calculated to ten decimal places) obtained by dividing (x) the Merger Cash Amount by (y) the sum of (A) the Merger Cash Amount and (B) the product obtained by multiplying (i) the Merger Stock Amount by (ii) the SumTotal Share Value.

“Merger Consideration” means, collectively, the Merger Shares and the Merger Cash.

“Merger Shares” means the shares of SumTotal Common Stock issued pursuant to Section 1.7.

“Merger Stock Amount” means 4,000,000 shares of SumTotal Common Stock.

“Merger Stock Ratio” means the difference obtained by subtracting (x) the Merger Cash Ratio from (y) one.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Merger Written Consent” has the meaning set forth in Section 5.4(c).

“Mergers” has the meaning set forth in the Section 1.1(b).

“New Shares” has the meaning set forth in Section 7.3(c)(ii).

“Non-Disclosing Party” has the meaning set forth in Section 5.7.

“Officer’s Certificate” has the meaning set forth in Section 7.3(d).

“Open Source Materials” has the meaning set forth in Section 2.8(n).

“Ordinary Course of Business” means an action taken by a Person only if: (A) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (B) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (C) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in substantially similar lines of business as such Person.

“Pathlore” has the meaning set forth in the introductory paragraph.

“Pathlore Acquisition Proposal” has the meaning set forth in Section 5.6(b).

“Pathlore Acquisition Transaction” has the meaning set forth in Section 5.6(b).

“Pathlore Affiliate” has the meaning set forth in Section 2.12(a).

“Pathlore Balance Sheet” has the meaning set forth in Section 2.5(a).

“Pathlore Board” means the Board of Directors of Pathlore.

“Pathlore Capital Stock” means Pathlore Common Stock and/or Pathlore Preferred Stock.

“Pathlore Common Per Share Cash Consideration” means the quotient (calculated to ten decimal places) obtained by dividing (x) the difference obtained by subtracting (A) the Aggregate

Pathlore Preferred Cash Amount from (B) the Merger Cash Amount by (y) the Total Outstanding Participating Shares.

“Pathlore Common Stock” means the common stock, par value $0.01 per share, of Pathlore.

“Pathlore Contract” has the meaning set forth in Section 2.16.

“Pathlore Employee” has the meaning set forth in Section 2.12(a).

“Pathlore Facilities” has the meaning set forth in Section 2.13(b).

“Pathlore Financials” has the meaning set forth in Section 2.5(a).

“Pathlore Intellectual Property” has the meaning set forth in Section 2.8.

“Pathlore International Employee Plan” has the meaning set forth in Section 2.12(h).

“Pathlore Leases” has the meaning set forth in Section 2.13(b).

“Pathlore Options” means any and all options, warrants and other rights to acquire Pathlore Common Stock, whether issued under any of the Pathlore Option Plans or otherwise.

“Pathlore Option Plan” means Pathlore’s 1996 Stock Incentive Plan, as amended August 20, 2001.

“Pathlore Per Share Common Stock Amount” means the quotient (calculated to ten decimal places) obtained by dividing (x) the difference obtained by subtracting (A) the Aggregate Pathlore Preferred Stock Amount from (B) the Merger Stock Amount by (y) the Total Outstanding Participating Shares.

“Pathlore Permits” has the meaning set forth in Section 2.9(b).

“Pathlore Plans” has the meaning set forth in Section 2.12(a).

“Pathlore Preferred Per Share Cash Consideration” means the product (calculated to ten decimal places) obtained by multiplying (A) the Merger Cash Ratio by (B) the Per Share Pathlore Preferred Stock Preference.

“Pathlore Preferred Per Share Stock Consideration” means the quotient (calculated to ten decimal places) obtained by dividing (A) the product obtained by multiplying (i) the Merger Stock Ratio by (ii) the Per Share Pathlore Preferred Stock Preference by (B) the SumTotal Share Value.

“Pathlore Preferred Stock” means the Series A Preferred Stock of Pathlore, par value $0.01.

“Pathlore Product(s)” has the meaning set forth in Section 2.8.

“Pathlore Registered Intellectual Property” has the meaning set forth in Section 2.8.

“Pathlore Registration Agreement” means that certain Registration Rights Agreement, dated as of August 20, 2001, by and among Pathlore and the other persons named therein.

“Pathlore Schedules” has the meaning set forth in the introductory paragraph of Article II.

“Pathlore Source Code” has the meaning set forth in Section 2.8.

“Pathlore Stockholders” means the stockholders of record of Pathlore immediately prior to the Effective Time, as determined in accordance with the stock transfer records of Pathlore.

“Pathlore Stockholders Agreement” means that certain Stockholders Agreement, dated as of August 20, 2001, by and between Pathlore and the stockholders named therein, as amended.

“Pathlore Stockholder Approval” shall mean the approval of the Pathlore Voting Proposal by a vote, or by the written consent, of the holders of a majority of (i) the Pathlore Capital Stock, (ii) the Pathlore Preferred Stock and (iii) the Pathlore Common Stock, which constitutes the requisite vote or written consent of the Pathlore Stockholders, under the Pathlore Certificate of Incorporation, the DGCL and any other applicable laws.

“Pathlore Stock Right” means any subscription, option, warrant, equity securities, partnership interests or similar ownership interest, call, right (including preemptive rights), commitment or agreement of any character to which Pathlore is a party or by which it is bound obligating Pathlore to issue, deliver or sell, or cause to be issued, delivered or sold any shares of capital stock, partnership interests or similar ownership interests of Pathlore or obligating Pathlore to grant or enter into any of the foregoing arrangements or agreements.

“Pathlore Superior Offer” has the meaning set forth in Section 5.6(b).

“Pathlore Support Stockholders” has the meaning set forth in the recitals.

“Pathlore Terminating Plans” has the meaning set forth in Section 5.11(a)(ii).

“Pathlore Voting Proposal” shall mean the proposal to adopt this Agreement and approve the First Merger.

“Pathlore Warrant” means any warrant to purchase Pathlore Capital Stock that is outstanding immediately prior to the Effective Time as set forth in Section 2.2 of the Pathlore Schedules.

“Per Share Common Consideration” has the meaning set forth in Section 1.7(b)(ii).

“Per Share Pathlore Preferred Stock Preference” shall mean the sum of (x) $1.09 plus (y) all accrued but unpaid dividends payable on each share of Pathlore Preferred Stock as of July 31, 2005 in accordance with the terms of the Pathlore Certificate of Incorporation (it being expressly understood that all accumulated dividends on the Pathlore Preferred Stock as of the effective time of the First Merger shall be included in the Per Share Pathlore Preferred Stock Preference and will therefore be paid as part of the Merger Consideration and SumTotal shall have no post-Closing obligation with respect to any such dividends).

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Potential 280G Benefits” has the meaning set forth in Section 5.17(c).

“Proceeding” has the meaning set forth in Section 2.10.

“Proportionate Interest” applicable to each Pathlore Stockholder as of immediately prior to the Effective Time shall mean the proportion that the Merger Shares and Merger Cash to be issued to such Pathlore Stockholder in respect of shares of Pathlore Capital Stock held by such Pathlore Stockholder immediately prior to the Effective Time bears to the Merger Shares and Merger Cash to be issued in respect of all shares of Pathlore Capital Stock issued and outstanding immediately prior to the Effective Time.

“Purchase Transaction” has the meaning set forth in Section 5.19.

“Registered Intellectual Property” has the meaning set forth in Section 2.8.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Restricted” means, with respect to outstanding shares of Pathlore Capital Stock or Merger Consideration, that such shares or Merger Consideration are subject to a contractual right of repurchase, forfeiture or divestment in favor of either the party that issued such shares or paid or issued such Merger Consideration, or both.

“Restricted Merger Shares” means the Merger Shares which are, immediately following the Effective Time, subject to forfeiture, divestment or a repurchase right in favor of SumTotal pursuant to a Stock Restriction Agreement or other agreement.

“Returns” has the meaning set forth in Section 2.7(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Merger” has the meaning set forth in the recitals.

“Second Merger Surviving Entity” has the meaning set forth in Section 1.1(b).

“Securities Act” has the meaning set forth in Section 2.4(b).

“Share Issuance” means the issuance of the SumTotal Common Stock in the First Merger.

“Soliciting Materials” has the meaning set forth in Section 5.4(b).

“Specified Items” has the meaning set forth in Section 7.1(a).

“Spreadsheet” has the meaning set forth in Section 5.12.

“Statement of Expenses” has the meaning set forth in Section 5.18.

“Stockholders Representative” has the meaning set forth in Section 7.3(h)(i).

“Subsidiary” when used with reference to a party hereto, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“SumTotal” has the meaning set forth in the introductory paragraph.

“SumTotal Affiliate” has the meaning set forth in Section 3.13(a).

“SumTotal Balance Sheet” has the meaning set forth in Section 3.6(b).

“SumTotal Common Stock” has the meaning set forth in the recitals.

“SumTotal Contract” has the meaning set forth in Section 3.17.

“SumTotal Employee” has the meaning set forth in Section 3.13(a).

“SumTotal Financials” has the meaning set forth in Section 3.6(b).

“SumTotal Intellectual Property” has the meaning set forth in Section 3.9.

“SumTotal International Employee Plan” has the meaning set forth in Section 3.13(g).

“SumTotal Lease” means all leases or other occupancy agreements with respect to all leased real property or real property otherwise occupied by SumTotal or any of its Subsidiaries for the operation of its business.

“SumTotal Permits” has the meaning set forth in Section 3.10(b).

“SumTotal Plans” has the meaning set forth in Section 3.13(a).

“SumTotal Products” has the meaning set forth in Section 3.9.

“SumTotal Registered Intellectual Property” has the meaning set forth in Section 3.9.

“SumTotal Reserved Shares” has the meaning set forth in Section 5.13.

“SumTotal Schedules” has the meaning set forth in the introductory paragraph of Article III.

“SumTotal SEC Reports” has the meaning set forth in Section 3.6(a).

“SumTotal Share Value” means $5.15.

“SumTotal Stock Price” means the average of the closing sales prices for one share of SumTotal Common Stock as reported on The Nasdaq National Market for the two consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date hereof and the two consecutive Trading Days ending on (and including) the Trading Day immediately following the date hereof.

“Support Stockholder Merger Written Consent” has the meaning set forth in the recitals.

“Surviving Entity” has the meaning set forth in Section 1.1(b).

“Tax” or “Taxes” has the meaning set forth in Section 2.7(a).

“Third Party Expenses” has the meaning set forth in Section 8.3.

“Threshold Amount” has the meaning set forth in Section 7.2(c).

“Total Outstanding Participating Shares” shall mean the sum of the Total Outstanding Pathlore Common Stock plus the Total Outstanding Pathlore Preferred Stock.

“Total Outstanding Pathlore Common Stock” shall mean the aggregate number of shares of (x) Pathlore Common Stock (excluding shares of Pathlore Common Stock issuable upon conversion of Pathlore Preferred Stock) issued and outstanding immediately prior to the effective time of the First Merger, plus (y) the number of shares of Pathlore Common Stock underlying, or otherwise issuable upon exercise or conversion of, any Pathlore Stock Rights that would exist immediately following the Mergers, assuming that the Second Merger is consummated.

“Total Outstanding Pathlore Preferred Stock” shall mean the aggregate number of shares of (x) Pathlore Preferred Stock issued and outstanding immediately prior to the effective time of the First Merger, plus (y) the number of shares of Pathlore Preferred Stock underlying, or otherwise issuable upon exercise or conversion of, any Pathlore Stock Rights that would exist immediately following the Mergers, assuming that the Second Merger is consummated.

“Trading Day” means a day on which trades occur on The Nasdaq Stock Market and for which a last sale price is reported for SumTotal Common Stock.

“Undisclosed Excess Expense Amount” has the meaning set forth in Section 8.3.

“Vest” or “Vesting” means (a) with respect to an option, such option becoming freely exercisable without subsequent risk of forfeiture of shares exercised, and (b) with respect to Merger Shares that are Restricted, such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and “Vested” (a) with respect to options, refers to the portion of shares underlying such option which are exercisable, and (b) with respect to Restricted Merger Shares, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to SumTotal, to:

SumTotal Systems, Inc.

1808 N. Shoreline Blvd.

Mountain View, California 94043

Attention:   R. Andrew Eckert, Chief Executive Officer

Erika Rottenberg, Senior Vice President and General Counsel

Fax No.: (650) 962-5677

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention:   Martin Korman, Esq.

Katharine Martin, Esq.

Fax No.: (650) 493-6811

(b) if to Pathlore, to:

Steven D. Thomas

4530 Langport Road

Upper Arlington, OH 43220

Fax No.: (614) 273-0224

with a copy to:

Kirkland & Ellis LLP

Aon Center

200 East Randolph Road

Chicago, IL 60601

Attention: Margaret A. Gibson, P.C.

Fax No.: (312) 861-2200

and

Seaport Capital Partners II, L.P.

199 Water Street, 20th Floor

New York, NY 10038

Attention: Mr. James Collis

Fax No.: (212) 425-1420

(c) if to Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 2100

San Francisco, CA 94111

Attention: Sheila Soares

Fax No.: (415) 273-4590

(d) if to Stockholder Representative, to:

Mr. James Collis

c/o Seaport Capital Partners II, L.P

199 Water Street, 20th Floor

New York, NY 10038

Fax No.: (212) 425-1420

9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Pathlore Schedules and the SumTotal Schedules: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, the Exclusivity Agreement; it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except to the Indemnified Parties pursuant to Article VII, the persons specified in Section 5.20.

9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8 Governing Law; Forum Selection.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11 Waiver of Jury Trial. EACH OF SUMTOTAL, MERGER SUB AND PATHLORE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUMTOTAL, MERGER SUB OR PATHLORE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Time is of the Essence. The parties hereby agree that time is of the essence in connection with this Agreement.

9.13 Legal Representation. The parties’ respective legal rights and obligations and the practical and legal effects of this Agreement have been fully explained to each of the parties by his or her respective counsel, and each party acknowledges that it has sought and obtained independent legal advice from counsel of its own selection; that each fully understands its legal rights and obligations; and that having had such advice and with such knowledge, each party clearly understands and assents to all the provisions hereof and each of them is signing this Agreement freely and voluntarily.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

SUMTOTAL SYSTEMS, INC.

By:	/s/ NEIL J. LAIRD
Name:	Neil J. Laird
Title:	CFO

PATHLORE SOFTWARE CORPORATION

By:	/s/ STEPHEN THOMAS
Name:	Stephen Thomas
Title:	CEO & President

GALAXY ACQUISITION CORPORATION

By:	/s/ ERIKA ROTTENBERG
Name:	Erika Rottenberg
Title:	Director

Solely for purposes of Sections 1.7(e) and 7.3(h): JAMES COLLIS, AS STOCKHOLDER REPRESENTATIVE

By:	/s/ JAMES J. COLLIS
Name:	James J. Collis

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

By:	/s/ SHEILA K. SOARES
Name:	Sheila K. Soares
Title:	Vice President

EXHIBIT A

PATHLORE SUPPORT STOCKHOLDERS

EXHIBIT B

SUPPORT STOCKHOLDER MERGER WRITTEN CONSENT

EXHIBIT C

ENUMERATED EMPLOYEES

EXHIBIT D

AFFILIATE STOCKHOLDERS

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

EXHIBIT F

CONFIDENTIALITY AGREEMENT

EXHIBIT G

FORM OF AFFILIATE AGREEMENT

EXHIBIT H

MERGER WRITTEN CONSENT

EXHIBIT I

FORM OF LEGAL OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.

EXHIBIT J

FORM OF LEGAL OPINION OF KIRKLAND & ELLIS LLP